UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.              )

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OPENWAVE SYSTEMS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2100 SEAPORT BOULEVARD

REDWOOD CITY, CALIFORNIA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 4, 2008

To the stockholders of Openwave Systems Inc.:

Notice is hereby given that the 2008 Annual Meeting of Stockholders of Openwave Systems Inc., a Delaware corporation (the “Company”), will be held on Thursday, December 4, 2008 at 11:00 a.m. PST (the “2008 Annual Meeting” or “Annual Meeting”) at the Company’s offices located at 2100 Seaport Boulevard, Redwood City, California 94063 for the following purposes:

(1)	To elect two Class I members of the Board of Directors, Robin A. Abrams and Kenneth D. Denman, to hold office for a three-year term.

(2)	To approve amendments to the 2006 Stock Incentive Plan.

(3)	To ratify the selection of KPMG LLP as independent auditors of the Company for the fiscal year ending June 30, 2009.

(4)	To take action on a stockholder proposal to declassify the Company’s Board of Directors, if presented at the meeting.

(5)	To transact such other business as may properly come before the 2008 Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on October 13, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at this 2008 Annual Meeting and at any adjournment or postponement thereof.

A copy of the Company’s 2008 Annual Report to the Securities and Exchange Commission (the “SEC”), which contains a copy of the Form 10-K for the fiscal year ended June 30, 2008, is included with this proxy statement. A copy of the Annual Report and Proxy Statement can be found on the Internet at www.investorEconnect.com.

By Order of the Board of Directors

Bruce T. Coleman

Interim Chief Executive Officer

Redwood City, California

October 24, 2008

All stockholders are cordially invited to attend the 2008 Annual Meeting in person. Your vote is important. Whether or not you expect to attend the 2008 Annual Meeting, please complete and return the accompanying proxy by telephone, by the Internet, or, if this proxy statement was mailed to you, by the return envelope, which is postage prepaid if mailed from the United States, as promptly as possible in order to ensure your representation at the 2008 Annual Meeting. Please refer to the accompanying proxy card for instructions. Even if you have given your proxy, you may still vote in person if you attend the 2008 Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2008 Annual Meeting, you must obtain from such record holder a proxy issued in your name.

2008 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

OPENWAVE SYSTEMS INC.

2100 SEAPORT BOULEVARD

REDWOOD CITY, CALIFORNIA 94063

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

December 4, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The accompanying proxy is solicited on behalf of the Board of Directors of Openwave Systems Inc., a Delaware corporation (“Openwave” or the “Company”), for use at the 2008 Annual Meeting of Stockholders to be held on Thursday, December 4, 2008 at 11:00 a.m. PST (the “2008 Annual Meeting” or “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The 2008 Annual Meeting will be held at the Company’s principal executive offices located at 2100 Seaport Boulevard, Redwood City, California 94063.

Information about the Notice of Internet Availability of Proxy Materials

On or about October 24, 2008, the Company will distribute this proxy statement, the accompanying proxy and the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2008 (collectively, the “Proxy Materials”), and will send a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to stockholders entitled to vote at the 2008 Annual Meeting. In accordance with the recent update by the Securities and Exchange Commission to the rules concerning proxy solicitations, the Company is furnishing its Proxy Materials to stockholders on the Internet. These new rules allow the Company to reduce printing and postage costs, reduce the environmental impact of distributing its Proxy Materials, and eliminate bulky documents from stockholders’ personal files. On or about October 24, 2008, we will send the Internet Notice by e-mail to those stockholders who previously requested to receive their Proxy Materials electronically and by mail to all other stockholders entitled to vote at the 2008 Annual Meeting.

The Internet Notice provides instructions for access to the Proxy Materials on the Internet and on how to access and submit your proxy using the Internet. If you would like to receive a paper or email copy of the Proxy Materials, the Internet Notice contains instructions for making this request and the Company will provide copies of the Proxy Materials at no charge. The Internet Notice also includes information on how to obtain directions to the Annual Meeting for those stockholders who wish to attend and vote in person.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly and distribution of Proxy Materials furnished to stockholders, printing and mailing the Internet Notice and printing and mailing the Proxy Materials to stockholders who specifically request printed copies. Copies of Proxy Materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. Telephone, Internet or personal solicitation by Directors, officers or other regular employees of the Company may supplement the original solicitation of proxies by mail. No additional compensation will be paid to Directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on October 13, 2008 (the “Record Date”) will be entitled to notice of and to vote at the 2008 Annual Meeting. At the close of business on October 13, 2008, the Company had outstanding and entitled to vote approximately 83,090,779 shares of common stock.

Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the 2008 Annual Meeting.

Any proxy returned without voting directions will be voted, with respect to the item not marked, FOR the election of the nominated Directors, FOR the amendments to the 2006 Stock Incentive Plan, FOR ratification of the selection of KPMG LLP as independent auditors for the fiscal year ending June 30, 2009, AGAINST the Stockholder Proposal to declassify the Board of Directors, and as the proxy holders deem advisable on such other matters as may properly come before the 2008 Annual Meeting.

All votes will be tabulated by the Inspector of Elections (the “Inspector”) appointed for the 2008 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. The Inspector will also determine whether a quorum is present at the 2008 Annual Meeting.

The required quorum for the transaction of business at the 2008 Annual Meeting is a majority of the votes eligible to be cast at the 2008 Annual Meeting by holders of shares of common stock issued and outstanding on the Record Date, present or represented by proxy. Shares that are voted “FOR”, “AGAINST” or “WITHHELD FROM” any matter are treated as being present at the 2008 Annual Meeting for purposes of establishing a quorum (the “Votes Cast”) with respect to such matter.

Abstentions are counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a proposal. Broker non-votes, if any, while counted for general quorum purposes, are not considered votes cast with respect to any matter for which a broker does not have authority to vote. Thus broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Directors shall be elected by a plurality of the votes of the shares of the Company’s common stock present at the 2008 Annual Meeting, in person or represented by proxy, and entitled to vote in the election of Directors. Under applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote.

Approval of the proposal relating to the amendment of the 2006 Stock Incentive Plan requires the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the 2008 Annual Meeting. Abstentions will be counted as present for purposes of determining the presence of a quorum, and will have the same effect as a negative vote.

Approval of the proposal relating to the ratification of the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending June 30, 2009 requires the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the 2008 Annual Meeting. Abstentions will be counted as present for purposes of determining the presence of a quorum, and will have the same effect as a negative vote.

Approval of the stockholder proposal relating to the declassification of the Company’s Board of Directors requires the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the 2008 Annual Meeting. Abstentions will be counted as present for purposes of determining the presence of a quorum, and will have the same effect as a negative vote.

The Company will announce preliminary voting results at the 2008 Annual Meeting and publish the final results in its Quarterly Report on Form 10-Q for the second quarter of fiscal 2009.

Voting

If you attend the 2008 Annual Meeting, you may vote in person using the ballot provided to you during the meeting.

If you do not attend the 2008 Annual Meeting or vote in person, you may vote by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Internet Notice. If you received printed Proxy Materials by mail, you can vote your proxy by following the instructions on the accompanying proxy card to complete and return the proxy card using the provided return envelope.

If your shares are registered in the name of a bank or brokerage firm, you also have the option to vote your shares electronically over the Internet or by telephone pursuant to Section 212 of the Delaware General Corporation Law. Voting by the Internet or telephone is fast and convenient and your vote is immediately confirmed and tabulated. In addition, by using the Internet or telephone, you help the Company reduce its postage and proxy tabulation costs. If you wish to vote electronically, you may vote via the Internet by visiting www.proxyvote.com. If you wish to vote via telephone, please call 1-800-454-8683 or the 800 number provided to you on your vote instruction form. Please have the voting instruction form in front of you and follow the instructions to vote via Internet or telephone. Please consult with your broker, bank or nominee if you have any questions regarding the voting of shares held in street name.

Revocability of Proxies

Any person giving a proxy has the power to revoke their proxy and change their vote at any time before the 2008 Annual Meeting, provided that, if a stockholder is not attending the 2008 Annual Meeting, any revocation notice should be returned no later than the close of business on December 3, 2008, the day preceding the 2008 Annual Meeting, to ensure timely receipt. You may vote again on a later date on the Internet or by telephone, and only your last proxy submission prior to the 2008 Annual Meeting will be counted. You may also file with the Corporate Secretary of the Company at the Company’s principal executive office, 2100 Seaport Boulevard, Redwood City, California 94063, a written notice of revocation or submit a duly executed proxy bearing a later date. Additionally, you may revoke a proxy or change your vote by attending the 2008 Annual Meeting and voting in person. Attendance at the 2008 Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in a stock brokerage account or by a bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank or nominee.

Stockholder Proposals

For a stockholder’s proposal to be included in the Company’s Proxy Statement for the next Annual Meeting of Stockholders (the “2009 Annual Meeting”), the stockholder must follow the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the proposal must be received by the Company no later than June 26, 2009. To be timely, stockholder proposals submitted outside the processes of Rule 14a-8 must be received by the Company no earlier than August 6, 2009 and no later than September 5, 2009 unless the 2009 Annual Meeting is called for a date earlier than November 9, 2009 or later than December 29, 2009, in which case such proposals must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the 2009 Annual Meeting is mailed or publicly announced, whichever occurs first.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is currently comprised of seven Directors. The Amended and Restated Certificate of Incorporation divides the Board of Directors into three classes; Class I, Class II and Class III, with members of each class serving staggered three-year terms. One class of Directors is elected by the stockholders at each Annual Meeting to serve a three-year term or until their successors are duly elected and qualified, or if applicable for mid-term nominees and appointees, to complete the term of that class of Director. The Board of Directors and the Nominating and Corporate Governance Committee have nominated the Class I Directors, Robin A. Abrams and Kenneth D. Denman to stand for election at this 2008 Annual Meeting. The Class III Directors will stand for election at the 2009 Annual Meeting of the Stockholders (the “2009 Annual Meeting”), and the Class II Directors will stand for election at the 2010 Annual Meeting of the Stockholders. If any nominee for any reason is unable to serve, or will not serve, as a Director, the proxies may be voted for such substitute nominee as the Nominating and Corporate Governance Committee of the Board of Directors may propose and the full Board of Directors may approve. The Company is not aware of any nominee who will be unable to serve, or will not serve, as a Director.

The names of the nominees for election as Class I Directors at the 2008 Annual Meeting and of the incumbent Class III and Class II Directors and certain information about them, as of October 13, 2008, are set forth below:

Name	Age	Positions and Offices Held With the Company
Nominees for election as Class I Directors for a term expiring at the 2008 Annual Meeting:

Robin A. Abrams	57	Director
Kenneth D. Denman	50	Director

Incumbent Class III Directors with a term expiring at the 2009 Annual Meeting:
Gerald Held	60	Director

Incumbent Class III Directors with a term expiring at the 2010 Annual Meeting:
Patrick Jones	63	Director
Charles E. Levine	55	Director and Chairman of the Board
William T. Morrow	49	Director

Business Experience of Directors

Each member of the Board of Directors has been engaged in the principal occupations described below during the past five years. The information below is furnished by each respective Board member. There are no family relationships among any of the Company’s Directors or Executive Officers.

Robin A. Abrams has served as a Director of the Company since January 2008. Ms. Abrams is a private investor who currently serves as a director of HCL Technologies Ltd. and ZILOG, Inc. From August 2006 to January 2007, Ms. Abrams served as Interim CEO of ZILOG, Inc., a provider of integrated microcontroller products. From July 2004 to July 2006, she served as Chief Executive Officer of Firefly Communications, Inc., a company with a range of mobile products that address the youth market. From September 2003 to July 2004, Ms. Abrams was President of Accunture’s Connection to eBay unit, a company which provides mid- and large-sized retailers, manufacturers and distributors with a cost effective channel for selling large volumes of inventory, where she also served as a consultant from May 2003 to September 2003. From May 2001 to January 2003, Ms. Abrams served as President and Chief Executive Officer of BlueKite, a leading provider of bandwidth optimization software for wireless operators. Ms. Abrams received her BA in political science and history and her JD from the University of Nebraska.

Kenneth D. Denman has served as a Director of the Company since April 2004. Since October 2001, Mr. Denman has served as the Chairman and Chief Executive Officer of iPass, Inc., a global provider of software-enabled trusted connections and services for the enterprise and its mobile workers. From January 2000 to March 2001, Mr. Denman was Chief Executive Officer of AuraServ Communications, a managed service provider of broadband voice and data applications. From August 1998 to May 2000, Mr. Denman was Senior Vice President, National Markets Group at MediaOne, Inc., a broadband cable and communications company, and from June 1996 to August 1998, he was Chief Operating Officer, Wireless at MediaOne International, a broadband cable and communications company. Mr. Denman also serves as a director of ShoreTel, Inc., a privately held company. Mr. Denman received his MBA from the University of Washington and a BS in Accounting from Central Washington University.

Gerald Held, Ph.D., has served as a Director of the Company since his appointment in April 2005. Since 1999, Dr. Held has been Chief Executive Officer of Held Consulting Group, LLC where he is a strategic consultant to chief executive officers and senior executives of technology firms ranging from startups to large, publicly-traded organizations. From 2000 to 2001, Dr. Held was the acting Chief Executive Officer of Cantiga Systems. In 1998, Dr. Held was “Chief Executive Officer-In-Residence” at the venture capital firm of Kleiner Perkins Caufield & Byers. From 1993 to 1997, Dr. Held was Senior Vice President of Oracle’s server product division, where he led Oracle’s database business as well as the development of pioneering interactive multimedia technology that included some of the earliest e-commerce application trials. Prior to Oracle, Dr. Held spent eighteen years at Tandem Computers, Inc. Dr. Held is the Chairman of the Board of Directors of Software Development Technologies, Inc. He is also a member of the Board of Directors and Vice Chairman of The Tech Museum of Innovation and a member of the Board of Trustees of Montalvo Arts Center. Dr. Held received a BS in electrical engineering from Purdue University and his PhD from the University of California, Berkeley, in computer science, where he led the initial development of the INGRES relational database management system. Dr. Held also completed a Stanford Graduate School of Business Executive Education Program.

Patrick Jones has served as a Director of the Company since September 2007. Mr. Jones is a private investor who currently serves as the independent Chairman of the Board for Lattice Semiconductor and as a director of Novell, Inc. Mr. Jones also servers as a director of several privately held companies. From 1998 to 2001, Mr. Jones served as Senior Vice President and Chief Financial Officer for Gemplus International SA, a provider of secure card-based solutions. From 1992 to 1998, he served as Vice President and Corporate Controller at Intel Corp. From 1991 to 1992, Mr. Jones served as Chief Financial Officer at LSI Logic. Mr. Jones received his BA from the University of Illinois, with a concentration in economics, and his MBA from St. Louis University, with a concentration in finance.

Charles E. Levine has served as a Director of the Company since October 2007 and its Chairman since January 2008. Mr. Levine is a private investor who currently serves as the independent Chairman of the Board for Sierra Wireless, Inc., is a director of RCN Corporation, a facilities-based, competitive broadband telecommunications services provider of bundled cable, high-speed internet and phone services. From 1997 to 2002, Mr. Levine held various positions with Sprint PCS, a wireless communications company, most recently as President. From 1994 to 1996, he was President of Octel Link, a voicemail equipment and services provider, and a Senior Vice President of Octel Services. Mr. Levine received his BA in Economics from Trinity College and his MBA from the Kellogg School of Management at Northwestern University. Mr. Levine also completed a Corporate Governance Course at the Stanford Graduate School of Business. Mr. Levine is a member of the Institute of Corporate Directors in Canada.

William T. Morrow has served as a Director of the Company since July 2007. Since September 1, 2008, Mr. Morrow has managed his personal investments. From July 1, 2007 to September 1, 2008, Mr. Morrow served as President, Chief Executive Officer and director of Pacific Gas & Electric Company, a public utility company and subsidiary of PG&E Corporation and from August 15, 2006 to June 30, 2007, he served as its President and Chief Operating Officer. From May 1, 2006 to July 31, 2006, Mr. Morrow served as Chief Executive Officer of Vodafone’s Europe region through Vodafone Group PLC. From April 1, 2005 to April 30, 2006, he served as President of Vodafone Japan through Vodafone KK, Japan. From February 1, 2004 to March 31, 2005, Mr. Morrow served as Chief Executive Officer of Vodafone UK, Ltd. and from December 21, 2001 to January 31, 2004, he served as President of Japan Telecom Holdings Co., Inc. Mr. Morrow currently serves as a director of Broadcom Corporation. Mr. Morrow has an electrical engineering degree from Condie College, and a business administration degree from National University. Mr. Morrow also has successfully completed several executive management programs at Duke University and Wharton Business School, as well as the Nuclear Reactor Technology Program at the Massachusetts Institute of Technology.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the named nominees to the Board of Directors.

BOARD COMMITTEES AND MEETINGS

The Board of Directors

During the fiscal year ended June 30, 2008, the Board of Directors held thirteen (13) meetings, comprised of four (4) regular and nine (9) special meetings. The Board of Directors also acted by unanimous written consent in lieu of a meeting on eight (8) occasions during the fiscal year ended June 30, 2008. During this period, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, that were held during the period for which he or she was a Director or committee member, respectively. Scheduled Board meetings generally include a time for the independent Directors to meet without management. The Board and its committees meet throughout the year as calendared in advance, and also hold special meetings and act by written consent in lieu of a meeting from time to time when appropriate.

All of our Directors are invited to attend the Company’s 2008 Annual Meeting. Three members of our Board of Directors, as constituted at the time, attended the 2007 Annual Meeting of Stockholders.

Board Committees

The Board currently has four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Stock Awards Committee. The Board may form a new committee, re-allocate responsibilities of one committee to another, disband a current committee, or determine to form ad-hoc committees from time to time.

Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is governed by a charter, a current copy of which is available on the Company’s website at http://www.openwave.com/us/investors/corporate_governance/board_committees/. Each of the Board’s standing committees, other than the Stock Awards Committee, has authority to engage its own legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

The Board affirmatively determines the independence of each Director and Director nominee pursuant to NASDAQ listing standards, by thoroughly reviewing the information provided by the Directors and the Company concerning each Director’s business and personal activities as they may relate to the Company and the management team. The Board has determined that all continuing members of the Board, as well as all members of the Board who served during fiscal 2008 to be independent with the exception of Mr. Vrij due to his employment as the Company’s President and Chief Executive Officer while also serving as a member of its Board.

The continuing members of the Board and its four standing committees are identified in the following table:

Directors	Audit Committee(1)	Compensation Committee(2)	Nominating & Corporate Governance Committee(3)	Stock Awards Committee(4)
Robin Abrams(5)	Ö
Kenneth D. Denman	Ö	Ö		Ö
Bo C. Hedfors		Ö	Chair
Gerald Held		Chair	Ö
Patrick Jones(6)	Chair
Charles E. Levine(7)	Ö	Ö
William Morrow(8)			Ö

(1)	During the fiscal year ended June 30, 2008, the Audit Committee consisted of Masood Jabbar, Kenneth Denman and Bernard Puckett from July 1, 2007 until September 18, 2007; Messrs. Denman and Puckett from September 18, 2008 until September 26, 2007; Messrs. Denman, Jones and Morrow from September 26, 2007 until January 23, 2008; Messrs. Denman, Jones and Morrow and Ms. Abrams from January 23, 2008 until April 10, 2008; thereafter, the Audit Committee consisted of Messrs. Denman, Jones and Levine and Ms. Abrams.
(2)	During the fiscal year ended June 30, 2008, the Compensation Committee consisted of Kenneth Denman, Gerald Held, Bo Hedfors and Bernard Puckett from July 1, 2007 to September 18, 2007; Messrs. Denman, Held and Hedfors from September 18, 2007 until April 10, 2008; thereafter, the Compensation Committee consisted of Messrs. Denman, Held, Hedfors and Levine.
(3)	During the fiscal year ended June 30, 2008, the Nomination and Corporate Governance Committee consisted of Gerald Held, Bo Hedfors and Bernard Puckett from July 1, 2007 until September 18, 2007; Messrs. Held and Hedfors from September 18, 2007 until September 28, 2007; thereafter, the Nominating and Corporate Governance Committee consisted of Messrs. Held, Hedfors and Morrow.
(4)	During the fiscal year ended June 30, 2008, the Stock Awards Committee consisted of Messrs. Denman and Vrij from July 1, 2007 until April 16, 2008; thereafter, the Stock Awards Committee consisted of Mr. Denman and Bruce T. Coleman, the Company’s Interim Chief Executive Officer.
(5)	Ms. Abrams was appointed to the Board on January 18, 2008
(6)	Mr. Jones was appointed to the Board on September 26, 2007.
(7)	Mr. Levine was appointed to the Board on October 9, 2007.
(8)	Mr. Morrow was appointed to the Board on July 26, 2007.

Audit Committee

The Audit Committee reviews the Company’s internal accounting procedures and considers and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of the Company’s independent auditors, the scope of annual audits, fees to be paid to the Company’s independent auditors and the performance of the Company’s independent auditors. The Audit Committee relies on the expertise and knowledge of management and the independent auditors in carrying out its oversight responsibilities. On a routine basis, the Audit Committee meets separately with the Company’s independent auditors and invites select employees who work under the Chief Financial Officer to participate in its meetings. The Audit Committee charter requires that each of the members of the Audit Committee is (i) independent, as defined under SEC rules and NASDAQ listing standards, (ii) financially literate (able to read and understand financial statements at the time of appointment), and that (iii) at least one member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Charter which is available to our stockholders on our website at http://www.openwave.com/us/investors/corporate_governance/board_committees/audit_committee_charter.htm.

The current members of the Audit Committee are Patrick Jones (Chair), Robin A. Abrams, Kenneth D. Denman and Charles E. Levine. During the fiscal year ended June 30, 2008, the Audit Committee consisted of Masood Jabbar, Kenneth D. Denman and Bernard Puckett from July 1, 2007 until September 18, 2007; Messrs. Denman and Puckett from September 18, 2007 until September 26, 2007; Messrs. Denman, Jones and Morrow form September 26, 2007 until January 23, 2008; Messrs. Denman, Jones and Morrow and Ms. Abrams from January 23, 2008 until April 10, 2008; thereafter, the Audit Committee consisted of Messrs. Denman, Jones and Levine and Ms. Abrams. The Board determined that each of the current and fiscal 2008 members of the Audit Committee met the independence and financial knowledge requirements under the Audit Committee charter, the SEC rules, and the NASDAQ listing standards. The Board has also determined that each of Patrick Jones (Chair), Kenneth D. Denman and Robin Abrams qualified as an “audit committee financial expert” in accordance with SEC rules, based upon each member’s experience and understanding with respect to certain accounting and auditing matters. The Audit Committee held eight (8) regular meetings and eight (8) special meetings during the fiscal year ended June 30, 2008.

Compensation Committee

The Compensation Committee, which is comprised solely of independent directors, reviews and recommends to the Board certain salaries, benefits and equity grants for all employees, including executive officers, consultants and directors. The Compensation Committee also administers the Company’s stock compensation and other employee benefit plans. In fulfilling its responsibilities, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee, including delegation to a committee of the Board consisting of one or more members of the Board the authority to make awards to non-executive officers under the equity-based plans, in accordance with guidelines and policies set by the Committee. The responsibilities and activities of the Compensation Committee are described in greater detail in the Compensation Committee Charter which is available to our stockholder on our website at http://www.openwave.com/us/investors/corporate_governance/board_committees/compensation_committee_charter.htm and under the heading “Compensation Discussion and Analysis” below.

The current members of the Compensation Committee are Gerald Held (Chair), Kenneth D. Denman, Bo C. Hedfors and Charles E. Levine. During the fiscal year ended June 30, 2008, the Compensation Committee consisted of Kenneth D. Denman, Gerald Held, Bo C. Hedfors and Bernard Puckett from July 1, 2007 until September 18, 2007; Messrs. Denman, Held and Hedfors from September 18, 2007 until April 10, 2008; thereafter, the Compensation Committee consisted of Messrs. Denman, Held, Hedfors and Levine. The Board determined that each of the current and fiscal 2008 members of the Compensation Committee are independent as defined under SEC rules and regulations, NASDAQ listing standards and Internal Revenue Service regulations. The Compensation Committee held four (4) regular meetings and eight (8) special meetings during the fiscal year ended June 30, 2008. The Compensation Committee also acted by unanimous written consent in lieu of a meeting on six (6) occasions during fiscal 2008.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating individuals to serve as directors of the Company, advising the Board with respect to its composition, procedures and committees, evaluating incumbent directors, and assessing the performance of management. The Nominating and Corporate Governance Committee also oversees the development of the Company’s corporate governance matters. The Nominating and Corporate Governance Committee has adopted written a charter that is available to our stockholders on our website at http://www.openwave.com/us/investors/corporate_governance/board_committees/nominating_and_corporate_governance.htm.

The Nominating and Corporate Governance Committee believes that a candidate for director should have certain minimum qualifications. The Nominating and Corporate Governance Committee will generally consider such factors as (i) possessing relevant expertise upon which to be able to offer advice and guidance to management, including public company board experience and international business experience, (ii) the ability to read and understand basic financial statements, (iii) having sufficient time to devote to the affairs of Openwave, (iv) a reputation for personal integrity and ethics, (v) demonstrated excellence in his or her field, (vi) having the ability to exercise sound business judgment and (vii) the commitment to rigorously represent the long-term interests of the stockholders. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee reserves the right to modify these factors from time to time, taking into account the current needs of the board in an effort to maintain a balance of knowledge, experience and capability.

The Nominating and Corporate Governance Committee considers and evaluates any candidate who is properly recommended by stockholders, identified by members of the Board or Company executives, or, at the discretion of the Nominating and Corporate Governance Committee, an independent search firm. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to: Chairman, Nominating and Corporate Governance Committee, c/o Corporate Secretary, Openwave Systems Inc., 2100 Seaport Boulevard, Redwood City, CA 94063. As described in more detail in our Bylaws, a stockholder submission must include certain specified information concerning the proposed nominee and information as to the stockholder’s ownership of our common stock, among other things.

The current members of the Nominating and Corporate Governance Committee are Bo C. Hedfors (Chair), Gerald Held, and William T. Morrow. During the fiscal year ended June 30, 2008, the Nomination and Corporate Governance Committee consisted of Gerald Held, Bo C. Hedfors and Bernard Puckett from July 1, 2007 until September 18, 2007; Messrs. Held and Hedfors from September 18, 2007 until September 28, 2007; thereafter, the Nominating and Corporate Governance Committee consisted of Messrs. Held, Hedfors and Morrow. The Board determined each of the current and fiscal 2008 members of the Nominating and Corporate Governance Committee are independent as defined under SEC rules and regulations and NASDAQ listing standards. The Nominating and Corporate Governance Committee held three (3) regular meetings and three (3) special meetings during the fiscal year ended June 30, 2008.

Stock Awards Committee

The Stock Awards Committee has been delegated authority by the Board of Directors to grant stock options, restricted stock or other full-value awards within certain prescribed limitations, under the Company’s compensatory stock plans to eligible employees of the Company. However, since the Stock Awards Committee has no authority to grant equity awards to the Chief Executive Officer or his direct reports, including the named executive officers, such equity awards must be granted by the Compensation Committee. The Compensation Committee may also grant equity awards, and has concurrent and greater authority than the Stock Awards Committee. The current members of the Stock Awards Committee are Kenneth D. Denman and Bruce T. Coleman. During the fiscal year ended June 30, 2008, the Stock Awards Committee consisted of Kenneth D. Denman and Robert Vrij from July 1, 2007 until April 16, 2008; thereafter, the Stock Award Committee consisted of Kenneth D. Denman and Bruce T. Coleman, the Company’s Interim Chief Executive Officer. During the fiscal year ended June 30, 2008, the Stock Awards Committee held nine (9) regular meetings and acted by unanimous written consent in lieu of a meeting on one (1) occasion.

Communications with the Board

Stockholders and other interested parties may contact any member (or all members) of the Board of Directors (including without limitation the non-management Directors as a group), any Board committee or the Chair of any such committee by mail. All such correspondence may be sent, on a confidential basis if requested, addressed to the Board of Directors, any committee or any individual Director, c/o Corporate Secretary, Openwave Systems Inc., 2100 Seaport Boulevard, Redwood City, CA 94063.

All stockholder communications will be opened and reviewed by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s Directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of Directors, the Corporate Secretary will make sufficient copies and send one copy to each Director who is a member of the group or committee to which the envelope is addressed.

Corporate Governance

The Company, the Board of Directors and each of its committees, review and monitor legal and governance matters, including the Sarbanes-Oxley Act of 2002, as well as SEC rules and NASDAQ listing standards. The Board of Directors and each of its committees intend to comply with all applicable rules, and will implement other corporate governance practices as the Board of Directors and its committees deem appropriate. The Board of Directors and its committees have established certain procedures and will continue to implement guidelines and procedures to comply with the Sarbanes-Oxley Act of 2002 and related rules adopted by the SEC and NASDAQ.

In addition, the Company has established a Disclosure Committee comprised of certain executives and other employees of the Company to assist in ensuring that information required by the SEC is properly and timely disclosed and to assist in the review, supervision and establishment of controls and other procedures that are designed to ensure compliance with such disclosure obligations.

The Board of Directors has adopted, pursuant to the recommendations of the Nominating and Corporate Governance Committee, Corporate Governance Principles that reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing long-term stockholder value. These principles are intended to assist the Board of Directors in the exercise of its responsibilities. These principles are subject to modification from time to time by the Board of Directors pursuant to recommendations of the Nominating and Corporate Governance Committee. A copy of the Corporate Governance Principles is available on our website at http://www.openwave.com/us/investors/corporate_governance/principles_and_policies/corporate_governance_principles.htm.

The Board of Directors has adopted the Code of Ethics applicable to the Company’s Chief Executive Officer and senior financial officers, which sets forth specific policies to guide them in the performance of their duties. The Company is committed to conducting its business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law. The Code of Ethics provides guidelines to promote honest and ethical conduct and adherence to all other Openwave policies and procedures that govern the conduct of the Company’s business. The Code of Ethics is available on our website at http://www.openwave.com/us/investors/corporate_governance/principles_and_policies/code_of_ethics.htm. The Company intends to post on its website or otherwise disclose as required by law or stock exchange regulation, any material changes to, or waiver from, the Code of Ethics.

Additionally, the Board of Directors has adopted a Code of Conduct, which sets out basic principles to guide the Company’s employees, officers and directors in the Company’s commitment to the highest standards of corporate governance and integrity. A copy of the Code of Conduct is available on our website at http://www.openwave.com/us/investors/corporate_governance/principles_and_policies/code_of_conduct.htm. The Company intends to post on its website or otherwise disclose as required by law or stock exchange regulation, any material changes to, or waiver from, the Code of Conduct with respect to any Director or executive officer, if any.

The Audit Committee has established and adopted a whistleblower policy, which sets forth the procedures by which employees and others acting on behalf of the Company may submit good faith complaints regarding accounting or auditing matters. Any employee of the Company may submit a good faith complaint regarding accounting or auditing matters without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Company’s Audit Committee oversees treatment of employee concerns in this area. To facilitate the reporting of complaints, the policy sets forth procedures for the confidential, anonymous submission by telephone, Internet or mail of concerns regarding questionable accounting or auditing matters. A copy of the whistleblower policy is posted on the Company’s website at http://www.openwave.com/us/investors/corporate_governance/principles_and_policies/whistleblower_policy.htm.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee, all of whom are independent directors, are Gerald Held (Chair), Kenneth D. Denman, Bo C. Hedfors, and Charles E. Levine. None of the members of the Compensation Committee during fiscal year 2008 (i) was an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries or (iii) had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of related party transactions.

Transactions with Related Persons

Review, Approval and Ratification of Transactions with Related Persons

The Company’s Code of Conduct and Code of Ethics, generally described under the heading “Corporate Governance” above, provide the Company’s written policies and procedures for the review of any activities by a director, executive officer or employee or members of their immediate families which create or appear to create an actual or potential conflict between the individual’s interests and the interests of the Company. The Audit Committee is responsible for reviewing any transactions between the Company and related persons, including with respect to the use of any corporate assets, as described in its written charter. The General Counsel and Audit Committee of the Company are responsible for reviewing past or proposed transactions between the Company and related persons.

The Company’s Code of Conduct requires all Company employees, executives, directors, agents and representatives, including contractors and contingent workers, to avoid any activity or personal interest that creates or appears to create a conflict of interest with the Company, and requires all Company personnel to disclose any such activity or interest to management. Openwave employees and directors must disclose any relationship with outside firms where the Openwave employee has any influence on transactions involving purchases, contracts or leases with such firm. Employees are directed to report such potential or actual conflicts to their managers or Human Resources, and management is directed to review and make a report to the General Counsel. The General Counsel or his/her

designee then reviews the situation, and if an actual conflict of interest exists, must disclose such facts and circumstances to the Audit Committee, which oversees treatment of such issues and reviews and resolves the individual matters presented.

The Company’s Code of Ethics requires the Company’s Chief Executive Officer, Chief Financial Officer and senior financial staff (as applicable, or persons performing similar functions) to avoid any activity or personal interest that creates or appears to create a conflict of interest with the Company. These executives are required to obtain the prior written approval of the General Counsel or the Audit Committee, or its designated member, following the full disclosures of all facts and circumstances before making any investment, accepting any position or benefits, or participating in any transaction or business arrangement that creates or appears to create a conflict of interest.

Related Transactions

Since July 1, 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of the Company’s common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect material interest other than the indemnification arrangements described below under the headings “Material Legal Proceedings,” “Compensation of Executive Officers” and “Compensation of Directors.”

Material Legal Proceedings

Seven substantially similar shareholder derivative actions were filed in California state and federal courts, purportedly on behalf of the Company, against various of the Company’s former and then-current directors and officers. The plaintiffs allege that the individual defendants mismanaged corporate assets and breached their fiduciary duties between 1999 and 2005 by authorizing or failing to halt the back-dating of certain stock options. The plaintiffs also allege that certain defendants were unjustly enriched by the receipt and retention of backdated stock options and that certain of the defendants sold Openwave stock for a profit while in possession of material, non-public information. Certain of the plaintiffs also allege that the Company issued false and misleading financial disclosures and proxy statements from 1999 through 2005 and that the individual defendants engaged in a fraudulent scheme to divert money to themselves via improper option grants. The complaints seek various forms of equitable relief (including, among other things, disgorgement of profits, rescission of options contracts, accounting and certain corporate governance reforms) as well as unspecified money damages. The Company is named as a nominal defendant in all of the actions. However, because the plaintiffs purport to bring these claims on the Company’s behalf, no relief is sought against the Company.

On September 5, 2006, the California Superior Court for the County of San Mateo consolidated the three actions pending before it into a single action captioned In re: Openwave Systems Inc. Derivative Litigation (Consolidated Case No. CIV 455265) and appointed a lead plaintiff and lead plaintiff’s counsel. On September 29, 2006, the lead plaintiff filed a consolidated amended shareholder derivative complaint. The action seeks to have the defendants disgorge certain options they received, including the proceeds of the options exercised, treble damages for violations of Sections 25402 and 25403 of the California Corporations Code, punitive damages as well as certain equitable relief and attorneys’ fees and costs. On August 21, 2006, the individual defendants, joined by nominal defendant Openwave, filed a motion to stay the state court actions pending resolution of the federal actions. On December 12, 2006, the state court granted the defendants’ motion to stay. The court required the parties to attend periodic status conferences until the federal actions are resolved and permitted the plaintiffs in the state court actions to ask the court to lift the stay if circumstances change. As a result of the judgment of dismissal entered on August 13, 2008 in the federal actions described below, the state court defendants intend to ask the state court to dismiss the state court actions on the grounds that they are barred by the federal court’s judgment. The consolidated state court action is in its very early stages.

On October 11, 2006, the United States District Court, Northern District of California entered an order consolidating the four actions pending before it into a single action captioned In re: Openwave Systems Inc. Shareholder Derivative Litigation (Hacker v. Peterschmidt et. al. Case No. 3:06-cv-03468-SI) and appointed lead plaintiffs and lead plaintiffs’ counsel. On December 29, 2006, plaintiffs filed an amended and consolidated complaint. The action seeks to have the defendants disgorge certain options they received, including the proceeds of the options exercised, as well as certain equitable relief and attorneys’ fees and costs. A motion to dismiss hearing was held on April 27, 2007, and the district court subsequently granted the motion to dismiss with leave for the plaintiffs to file an amended complaint. The plaintiffs filed an amended complaint on June 29, 2007. On July 31, 2007, the defendants filed motions to dismiss, the court held a hearing on those motions on October 12, 2007. On February 12, 2008, the court granted defendants’ motions to dismiss with leave for the plaintiffs to file an amended complaint on or before February 29, 2008. On February 27, 2008, plaintiffs filed a motion for an extension of time until March 14, 2008 to file their amended complaint. On March 7, 2008, the court granted plaintiffs a very brief extension of time to file an amended complaint. The plaintiffs did not file an amended complaint and instead, on March 12, 2008, served a demand letter on the Company’s Board of Directors pursuant to Federal Rule of Civil Procedure 23.1 and Delaware law demanding that the Company pursue legal action against the defendants. In response, the Board formed a Special Litigation Committee to consider the plaintiffs’ demand. The Special Litigation Committee is currently conducting an investigation into the matters raised in the demand letter. On April 18, 2008, plaintiffs filed a notice of intent not to file an amended complaint and requested instead that the court stay abreast of the action by scheduling periodic case management conferences and requiring the parties to file joint reports regarding the status of plaintiffs’ demand on the Board of Openwave. On June 2, 2008, the Company filed a motion for entry of judgment, requesting the court to enter judgment dismissing the action with prejudice in light of the court’s prior dismissal order and the plaintiffs’ decision not to file an amended complaint. The court granted the defendants’ motion and, on August 13, 2008, entered judgment dismissing the case.

On March 12, 2008, the Company received a demand letter from an attorney purporting to represent two stockholders of the Company, Henry Sherupski and Manfred Hacker (the “Demand Letter”). The litigation proposed by the Demand Letter is substantially similar to that previously brought by the same and other purported shareholders in the above described federal shareholder derivative litigation in which the Court recently entered a judgment of dismissal. The Demand Letter requests that the Company commence litigation against certain individuals who currently serve or previously served as directors, officers, or employees of the Company, for alleged breach of fiduciary duty, waste, unjust enrichment, gross mismanagement, violations of California statute and other misconduct in connection with the Company’s stock option practices and public reporting of certain financial results during the periods fiscal 1999 through fiscal 2005. In response to the Demand Letter, as described above, the Board formed a Special Litigation Committee to consider the plaintiffs’ demand. The Special Litigation Committee is currently conducting an investigation into the matters raised in the Demand Letter.

Limitation of Liability and Indemnification

The Company’s Certificate of Incorporation includes provisions that eliminate the personal liability of its Directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends or unlawful stock purchase or redemption); or

•	for any transaction from which the director derives an improper personal benefit.

The Company’s Certificate of Incorporation and Bylaws further provide for the indemnification of its Directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under the foregoing provisions, or otherwise. The Company has been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act may be against public policy as expressed in the Securities Act and may be unenforceable. The Company has entered into agreements to indemnify its Directors and executive officers in addition to the indemnification provided for in the Company’s Certificate of Incorporation and Bylaws. These agreements, among other things, provide for indemnification of its directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at its request. The Company believes that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

EXECUTIVE OFFICERS

The Company’s current executive officers and their ages as of October 13, 2008 are as follows:

Name	Age	Position
Bruce T. Coleman	69	Interim Chief Executive Officer
Karen J. Willem	53	Executive Vice President and Chief Financial Officer
Alan M. Park	55	Senior Vice President, Worldwide Sales

The address of each executive officer is c/o Openwave Systems Inc., 2100 Seaport Boulevard, Redwood City, CA 94063.

Bruce T. Coleman has served as the Company’s Interim Chief Executive Officer since April 2008. Mr. Coleman has also served as the Chief Executive Officer of El Salto Advisors, a consulting firm that provides interim executive management to software and service companies, since 1991. Mr. Coleman has served as the Interim Chief Executive Officer for several software technology companies including, Webtrends Inc., a provider of internet analytics and online marketing solutions, from October 2007 to April 2008, WatchGuard Technologies Inc., a provider of internet security devices, from October 2006 to April 2007, Vernier Networks, Inc. a mobile security solutions provider, from January 2004 to June 2004, and Percipient, Inc., a provider of software, consulting and ASP services to manufacturers and retailers of consumer packaged goods manufacturers and retailers, from February 2003 to July 2003. Mr. Coleman currently serves as a director of Websense, Inc. Mr. Coleman received his BA in Economics from Trinity College and his MBA from Harvard Business School.

Karen J. Willem has served as the Company’s Senior Vice President and Chief Financial Officer since July 2008. From September 2003 to June 2008, Ms. Willem served as Executive Vice President and Chief Financial Officer of Cassatt Corporation, a utility computing software company. From September 2002 to August 2003, Ms. Willem served as Senior Vice President and Chief Financial Officer of iVAST, Inc., a digital media software company. From 2000 to 2002, Ms. Willem served as President and Chief Executive Officer of ViewCentral, Inc., a web-based training automation software company. From 1997 to 2000, Ms. Willem served as Executive Vice President and Chief Financial Officer of Brio Technology, Inc., a business intelligence software company. Ms. Willem received her BS in Biology from Bucknell University and her MBA from the University of Pittsburgh.

Alan M. Park has served as the Company’s Senior Vice President, Worldwide Sales since August 2008. From April 2007 to July 2008, Mr. Park served as General Manager Field Services Division, Vice President North American Sales for Trimble Navigation Limited, a provider of advanced position product solutions, construction lasers, robotic total stations and machine control solutions. From October 2005 to April 2007, Mr. Park served as Senior Vice President and General Manager of @ROAD, Inc., provider of end-to-end solutions for mobile resource management, and from April 2003 to September 2005, he served as its Senior Vice President, Chief Sales Officer. Mr. Park received his BS in Science from Oregon State University and he is a graduate of the United States Navy Nuclear Power Engineering Officer Program.

COMMON STOCK OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of October 13, 2008 by: (a) each Director and nominee for Director named in Proposal 1; (b) each of the executive officers and individuals named in the Summary Compensation Table; (c) all such executive officers and Directors of the Company as a group; and (d) all those known by the Company to be beneficial owners of more than five percent of its outstanding common stock.

Except as indicated in the footnotes to this table and under applicable community property laws, to the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock. For the purposes of calculating percent ownership, as of October 13, 2008 approximately 83,090,779 shares were issued and outstanding, and, for any individual who beneficially owns shares represented by options exercisable within 60 days of October 13, 2008, these shares are treated as if outstanding for that person, but not for any other person.

The following table indicates those owners and their total number of beneficially owned shares, including shares subject to options exercisable within 60 days of October 13, 2008; however, unless otherwise indicated, these shares do not include any options or restricted stock awarded after October 13, 2008:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Bruce T. Coleman(2)	145,834	*
Karen J. Willem(3)	41,663	*
Alan Park(4)	20,833	*
Sean MacNeill(5)	21,055	*
Anne Brennan(6)	31,230	*
Robert Vrij(7)	0	*
Harold Covert(8)	0	*
Jean-Yves Dexmier(9)	0	*
Hari Haran(10)	100,916	*
John Boden(11)	2,083	*
Robin Abrams(12)	18,000	*
Ken Denman(13)	119,750	*
Bo Hedfors(14)	129,750	*
Gerald Held(15)	83,791	*
Patrick Jones(16)	24,000	*
Charles Levine(17)	24,000	*
William Morrow(18)	30,000	*
All Directors and executive officers as a group (17 persons)	792,905	*
Entities affiliated with S Squared Technology, LLC(19) 515 Madison Avenue, New York, New York 10022	11,627,600	14.0%
Entities affiliated with Schneider Capital Management Corporation(20)	8,569,218	10.3%

*	Less than 1% of the outstanding shares of common stock.
(1)	This table is based upon information supplied by each officer, Director or beneficial owner of more than five percent, as the case may be, and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on approximately 83,090,779 outstanding shares on October 13, 2008, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated below, the address for each person or entity named above is c/o Openwave Systems Inc., 2100 Seaport Boulevard, Redwood City, California 94063
(2)	Mr. Coleman was appointed to serve as the Company’s Interim Chief Executive Officer effective April 21, 2008. The amount reported for Mr. Coleman includes 145,834 shares issuable upon exercise of outstanding options exercisable within 60 days of October 13, 2008.
(3)	Ms. Willem was appointed to serve as the Company’s Senior Vice President and Chief Financial Officer effective July 8, 2008. The amount reported for Ms. Willem includes 41,663 shares issuable upon exercise of outstanding options exercisable within 60 days of October 13, 2008.
(4)	Mr. Park was appointed to serve as the Company’s Senior Vice President, Worldwide Sale effective August 1, 2008. The amount reported for Mr. Park includes 20,833 shares issuable upon exercise of outstanding options exercisable within 60 days of October 13, 2008.
(5)	Mr. MacNeill was appointed to serve as the Company’s Vice President and General Manager, Service Management and Global Services effective June 13, 2008. The amount reported for Mr. MacNeill includes 19,555 shares issuable upon exercise of outstanding options exercisable within 60 days of October 13, 2008.
(6)	Ms. Brennan served as the Company’s Interim Chief Executive Officer, during the fiscal year ended June 30, 2008, from January 14, 2008 until July 7, 2008. She currently serves as the Company’s Vice President, Finance. The amount reported for Ms. Brennan includes 29,980 shares issuable upon exercise of outstanding options exercisable within 60 days of October 13, 2008.
(7)	Mr. Vrij served as the Company’s Chief Executive Officer during the fiscal year ended June 30, 2008 and resigned from the Company effective April 16, 2008. The amount reported for Mr. Vrij includes 0 shares issuable upon exercise of outstanding options exercisable within 60 days of October 13, 2008.
(8)	Mr. Covert served as the Company’s Chief Financial Officer during the fiscal year ended June 30, 2008, and resigned from the Company effective August 15, 2007. The amount reported for Mr. Covert includes 0 issuable upon exercise of outstanding options exercisable within 60 days of October 13, 2008.
(9)	Mr. Dexmier served as the Company’s Chief Financial Officer during the fiscal year ended June 30, 2008, from August 15, 2007 until January 14, 2008. The amount reported for Mr. Dexmier includes 0 issuable upon exercise of outstanding options exercisable within 60 days of October 13, 2008.
(10)	Mr. Haran served as the Company’s Senior Vice President, Worldwide Field Operations during the fiscal year ended June 30, 2008, and resigned from the Company effective July 31, 2008. The amount reported for Mr. Haran includes 97,916 issuable upon exercise of outstanding options exercisable within 60 days of October 13, 2008.
(11)	Mr. Boden served as the Company’s Senior Vice President, Product Management during the fiscal year ended June 30, 2008, and resigned from the Company effective June 19, 2008. The amount reported for Mr. Boden includes 0 issuable upon exercise of outstanding options exercisable within 60 days of October 13, 2008.
(12)	Ms. Abrams was appointed to the Board effective January 18, 2008. The amount reported for Ms. Abrams includes 0 shares issuable upon exercise of outstanding options exercisable within 60 days of October 13, 2008.

(13)	Includes 87,750 shares issuable upon exercise of outstanding options exercisable within 60 days of October 13, 2008.
(14)	Includes 99,750 shares issuable upon exercise of outstanding options exercisable within 60 days of October 13, 2008.
(15)	Includes 53,791 shares issuable upon exercise of outstanding options exercisable within 60 days of October 13, 2008.
(16)	Mr. Jones was appointed to the Board effective September 26, 2007. The amount reported for Mr. Jones includes 6,000 shares issuable upon exercise of outstanding options exercisable within 60 days of October 13, 2008.
(17)	Mr. Levine was appointed to the Board effective October 9, 2007. The amount reported for Mr. Levine includes 6,000 shares issuable upon exercise of outstanding options exercisable within 60 days of October 13, 2008.
(18)	Mr. Morrow was appointed to the Board effective July 26, 2997. The amount reported for Mr. Morrow includes 6,000 shares issuable upon exercise of outstanding options exercisable within 60 days of October 13, 2008.
(19)	Based solely on information furnished in a Schedule 13G/A dated June 27, 2008 and filed with the SEC on July 10, 2008 jointly by S Squared Technology, LLC, S Squared Capital II Management, LLC, S Squared Technology Partners, L.P., Seymour L. Goldblatt and Kenneth A. Goldblatt, in which S Squared Technology, LLC reports beneficial ownership of 7,553,200 shares of our Common Stock (consisting of 7,553,200 shares as to which it has sole voting and dispositive powers), S Squared Capital II Management, LLC reports beneficial ownership of 3,357,900 shares of our Common Stock (consisting of 3,357,900 shares as to which it has sole voting and dispositive powers), S Squared Technology Partners, L.P. reports beneficial ownership of 716,500 shares of our Common Stock (consisting of 716,500 shares as to which it has sole voting and dispositive powers), and Seymour L. Goldblatt and Kenneth A. Goldblatt each report beneficial ownership of 11,627,600 shares of our Common Stock (consisting of 11,627,600 shares as to which each has sole voting and dispositive powers) representing the combined holdings of the reporting entities.
(20)	Based solely on information furnished in a Schedule 13G/A dated and filed with the SEC on October 10, 2008 by Schneider Capital Management Corporation (consisting of 4,628,861 shares as to which it has sole voting power and 8,569,218 shares as to which it has sole dispositive powers)

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities to file, with the SEC, initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended June 30, 2008, all executive officers and directors of Openwave complied with applicable Section 16(a) filing requirements, except that late Forms 3 and 4 were filed on behalf of Charles E. Levine with respect to his initial holdings upon his appointment as a director of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program and Philosophy

The Company operates in a competitive, dynamic and challenging industry in the San Francisco Bay Area. The Compensation Committee believes that the Company’s compensation programs for executive officers, including named executive officers, should be designed to meet the following objectives:

•

attract and retain executive officers who possess the high-quality skills and talent necessary to achieve the Company’s business objectives (for example, successful execution of fiscal year business plan and achievement of financial and strategic goals);

•

provide an executive compensation structure that is not only competitive in our geographic area and industry sector, but is also internally equitable and consistent based on the level of responsibilities for each executive position;

•	motivate and reward executive officers to perform to the best of their abilities in order to achieve these objectives; and

•	align the Company’s financial results and compensation paid to our executive offices with a goal to achieve our current year and longer-term strategic business goals and objectives.

To meet these objectives, the Compensation Committee has implemented an executive compensation program based on the following policies:

•

pay executives base salaries that are competitive with the practices of other San Francisco Bay Area software companies and other relevant industries that are similar in size, with compensation set at levels that will attract and retain top quality executive talent;

•	pay for performance through a corporate bonus program that links compensation to measurable corporate performance targets and through merit increases based on company and personal performance;

•	create a sense of urgency surrounding strategy execution and key business objectives achievement;

•	reward the executive team, including the named executive officers, for creating stockholder value; and

•	align the interests of the executive team, including named executive officers, with those of the Company and its stockholders.

The Compensation Committee is responsible for ensuring compliance with these objectives and policies and, accordingly, is empowered to review and approve the annual compensation arrangements of the Company’s executive offices, including annual base salary, annual incentive bonus, equity compensation and other benefits or perquisites, if any. The Company’s executive team is, or was comprised of, the following individuals during fiscal 2008:

Current

Bruce T. Coleman—Interim Chief Executive Officer (April 2008 to present)

Karen J. Willem—Senior Vice President and Chief Financial Officer (July 2008 to present)

Alan M. Park—Senior Vice President, Worldwide Sales (August 2008 to present)

Sean MacNeill—Vice President and General Manager, Service Management and Global Services (June 2008 to present)

Anne Brennan—Interim Chief Financial Officer (January 2008 to July 2008), Vice President, Finance (July 2008 to present)

Former

Robert Vrij—President and Chief Executive Officer (July 2007 to April 2008)

Jean-Yves Dexmier—Chief Financial Officer (August 2007 to January 2008)

Harold Covert—Chief Financial Officer (June 2007 to August 2008)

Hari Haran—Senior Vice President, Worldwide Field Operations (July 2007 to July 2008)

John Boden—Senior Vice President, Product Management (July 2007 to June 2008)

Throughout this proxy statement our executive team may be referred to by name, title or referred to as the “executive officers” and comprises our “Named Executive Officers.”

Role of the Compensation Committee

The Compensation Committee approves, administers and interprets our executive compensation program. Taking into account the Company’s policies and objectives, the Compensation Committee has structured the Company’s compensation program to motivate executives to achieve the business goals set by the Company and reward our executive officers, including our named executive officers, for achieving such goals. The Compensation Committee utilizes a benchmarking process to help determine the base salary, short-term cash incentive and long-term incentive compensation targets for our executive officers, including named executive officers. The Compensation Committee makes all compensation decisions, including equity awards, for the executive officers, including our named executive officers, taking into consideration recommendations, if any, from management, the Human Resources Department and independent compensation consultants.

Role of Executive Officers in Compensation Decisions

Generally, the Chief Executive Officer reviews the performance of each executive officer as well as the other members of the Company’s executive management team, presents his findings to the Compensation Committee and make recommendations to the Compensation Committee for compensation components applicable to the fiscal year under consideration, including, but not limited to, base salary, short-term cash incentives and long-term equity incentives for each of the executive officers. The Chief Executive Officer may be assisted by the Human Resources Department and independent compensation consultants in formulating these recommendations. The thresholds for the short-term cash incentive pay components of executive officer compensation historically have been the Company’s quarterly revenue and earnings financial targets. The Compensation Committee considers the recommendations of the Chief Executive Officer, but makes its own final determination. The Compensation Committee either alone or in consultation with the full Board of Directors reviews the performance of the Chief Executive Officer. For fiscal 2008, due to the recent changes in the composition of the executive team, no reviews were presented, and no adjustments were made to the compensation of the executive officers, other than equity awards and the compensation of the Interim Chief Financial Officer.

Role of Compensation Consultants and Benchmarking

The Compensation Committee Charter grants the Compensation Committee the sole authority to retain outside compensation consultants to assist the committee in analyzing executive compensation and discharging its related duties.

For fiscal 2008, the Compensation Committee retained Compensia, a management consulting firm providing executive compensation advisory services to compensation committees and senior management of knowledge-based companies. Based on Compensia’s research, the Compensation Committee compared the Company’s compensation of its named executive officers to a compensation peer group consisting of: Akamai, Ariba, Borland Software, Epicor Software, FactSet Research Systems, InPhonic, Microstrategy, QAD, Quest Software, salesforce.com, TIBCO Software, Websense, and Wind River Systems. These companies were selected because they were (i) technology companies primarily focused on software (ii) having annual revenue between $185 million and $550 million, (iii) with approximately 1,450 employees. Compensia also gathered market data about the base salaries, bonuses and equity compensation provided by these peer group companies. Compensia presented the compensation information at Compensation Committee meetings and engaged in discussions with the Compensation Committee, including in closed sessions without management, to determine the appropriate level of compensation for executive officers, including named executive officers for fiscal 2008.

The Compensation Committee, with the assistance of Compensia, has selected a new peer group to benchmark executive officer compensation for Fiscal 2009. The fiscal 2009 peer group generally includes similarly-sized technology companies primarily focused on software with revenues of between $175 million and $450 million and, approximately 1,200 employees. The fiscal 2009 peer group of companies is as follows: Advent Software, Ariba, Blackbaud, Blackboard, Borland Software, Epicor Software, I2 Technologies, Interwoven, Microstrategy, Pegasystems, QAD, Secure Computing, Vignette, Websense, and Wind River Systems. Akamai Technologies, FActSet Research Systems, InPhonic, Quest Software, salesforce.com and TIBO Software were removed from the peer company group due to size and/or mergers and acquisitions.

Components of Executive Compensation

Our executive compensation package consists of three components: base salary, short-term cash incentive compensation and long-term equity incentive compensation. The Compensation Committee has determined that these three components, with a portion of total compensation allocated to “at-risk” performance based incentives, best align the interest of our executive officers with those of our stockholders. In addition, we believe that the elements that comprise the overall compensation for our executive officers enable us to offer competitive compensation packages to attract and retain the talent we need to pursue our strategic goals. Although the Compensation Committee reviews relevant market compensation data and uses its judgment to determine the appropriate level and mix of compensation on an annual basis to ensure that compensation is competitive, the Compensation Committee typically targets executive officer compensation at approximately the 50th percentile the Company’s the peer group companies.

Base Salary

The Compensation Committee believes that appropriate base salaries should be used to recognize the experience, skills, knowledge and responsibilities required of each of our executive officers and to allow the Company to attract and retain officers capable of leading us toward the achievement of our business goals in competitive market conditions. At least on an annual basis, the Compensation Committee reviews the base salaries of our executive officers and adjustments are made to reflect the performance and achievement of corporate and strategic goals, for the individual as well as the Company, and competitive market conditions. In addition, the Compensation Committee takes into account the executive’s ability: (i) to lead, organize and motivate others; (ii) to develop the skills necessary to mature with the Company; (iii) to set realistic goals to be achieved for his or her area of responsibility; and (iv) to pursue new business opportunities that will enhance the growth and success of the Company. Our policy is to target base salaries at approximately the 50th percentile of the Company’s peer group companies. In instances where an executive officer is uniquely key to our success or has a role that does not exactly match the benchmarking data, the Compensation Committee may provide compensation below, or in excess of, the 50th percentile peer group companies.

Short-term Cash Incentives

The Company’s short-term cash incentives are designed to provide cash incentive awards, expressed as a percentage of base salary, based on achievement of corporate and individual performance goals. Sales executives, excluding sales executives that report directly to the Chief Executive Officer, and non-executive employees, as well as other employees whose positions are focused on revenue generation, are generally eligible for payments that are tied to achievement of sales or revenue goals under a variable pay plan. Other executives and non-executive employees are eligible for payments under the Company’s Corporate Incentive Plan (the “CIP”) that is tied to achievement of Company financial performance goals.

The Compensation Committee generally targets short-term cash incentive programs at or slightly above the 50th percentile of the compensation peer group, as adjusted for an individual’s experience, performance, and responsibilities. The Compensation Committee believes that setting short-term cash incentive targets as a significant portion of an executive’s total cash compensation aligns executive performance with the Company’s financial performance objectives.

The CIP has two measures of the Company’s financial performance goals, namely quarterly revenue and quarterly pro forma operating income or loss. Each of the quarterly targets is measured against actual Company results for the quarter, and a percentage of achievement is calculated. If a percentage of achievement is less than 80%, then the performance modifier is deemed zero. If a percentage of achievement is at least 80% and less than 90%, the performance modifier is 50%. If a percentage of achievement is at least 90% and less than 100%, the performance modifier is 75%. If a percentage of achievement is at least 100% and less than 110%, the performance modifier is 100%. If a percentage of achievement is at least 110% and less than 120%, the performance modifier is 120%. If a percentage of achievement is 120% or greater, the performance modifier is 150%. Both performance modifiers are added together, then divided by two, to determine the actual payout percentage. The amount paid under the CIP is the executive’s base salary paid during the quarter multiplied by his or her personal target percentage of base salary of short-term bonus/variable, multiplied by the actual payout percentage.

Notwithstanding the foregoing, for each quarter of fiscal 2008 if the Company failed to meet its revenue and operating profit targets, then all eligible employees, including our executive officers, would be entitled to receive a CIP replacement bonus equal to 50% of his or her target bonus for the applicable quarter (the “CIP Replacement Bonus”).

All of the named executive officers were participants in the CIP during fiscal 2008. The only amounts paid under the CIP during fiscal 2008 were pursuant to the CIP Replacement Bonus.

In April 2008, the Compensation Committee approved the continuation of the CIP for fiscal 2009, which included the continuation of the CIP Replacement Bonus for fiscal 2009. In addition, if the following quarterly financial goals are reached all eligible employees, including our executive officers, will be entitled to receive an additional 25% of his or her target bonus:

•	Non-GAAP positive income for Q1;

•	GAAP positive income for Q2; and

•	GAAP and cash flow positive income for Q3 and Q4, respectively.

Long-Term Incentives

The Company’s stock compensation plans have been established to provide selected employees of the Company with incentives to help align those employees’ interests with the interests of stockholders. The Company’s equity plans are discussed under the heading “Material Terms of Plans that Govern Share-Based Awards” below. The Compensation Committee believes in the current environment that a mixture of stock options and restricted stock awards the best approach to achieving the Compensation Committee’s goals of retaining executives and aligning their interests with stockholders. The Compensation Committee generally awards stock options and/or restricted stock to executives, including our named executive officers, upon the commencement of their employment and once a year thereafter. The balance between stock options and restricted stock is recommended by management and the independent compensation consultant, if any, and the percentage allocation is consistently applied to all executive officers, including our named executive officers. For example, equity grants were recently made to our executive officers; the Compensation Committee considered, among other factors, the Company’s performance and stock price, and determined that the equity grants should be made only of stock options to best align the executive officers with the interests of the stockholders. These grants generally occur during the latter half of the calendar year. The Compensation Committee generally targets long-term incentives slightly below the 50th percentile of the Company’s peer group, given stockholder concerns about stock usage and dilution, as well as the Company’s historic equity burn rate. The Compensation Committee believes that providing combined grants of stock options and shares or restricted stock effectively balances the objective of focusing the executives on creating long term shareholder value, while also providing value to executives with the equity awards.

Stock Options

Stock options have been a major component of the Company’s compensation package for most employees since shortly after the Company’s formation. Stock option grants are made to certain employees at the commencement of their employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. As discussed above, an annual grant of stock options is generally made to each eligible employee, typically of director level and above. The Compensation Committee determines actual awards to executive officers based upon a review of competitive compensation data with full share grants valued at the fair market value at the time of grant and stock options valued using the Black-Scholes method, its assessment of individual performance measured against key performance indicators and business objectives, a review of each executive’s existing long-term incentives, and retention considerations. Stock options granted by the Company have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, typically vest based upon continued employment on a pro-rata basis over a three- or four-year period, and generally expire ten years after the date of grant. In fiscal 2008, several of our named executive officers were granted awards of stock options.

When an employee is hired or promoted, the employee may be eligible to receive a stock option. Unless the individual is a direct report of the Chief Executive Officer or the grant exceeds the range approved by the Compensation Committee, the grant is made as follows: new hires or promotions in a given month are submitted for approval at the Stock Awards Committee meeting held during the following month. The Stock Awards Committee reviews and approves the grants at the meeting or acts via unanimous written consent in lieu of a meeting, and the grants are made effective on the date of the meeting or the consent, typically targeted for the 15th day of the month (unless that day is not a day on which the NASDAQ Global Select Market is open for trading, in which case the grant is made effective on the first trading day after the 15th). If the individual is a Chief Executive Officer direct report or the grant exceeds the range approved by the Compensation Committee, the Compensation Committee must approve the stock option; generally, grants made by the Compensation Committee are effective on the date of the meeting or the consent, typically targeted for the 15 th day of the month (unless that day is not a day on which the NASDAQ stock market is open for trading, in which case the grant is made effective on the first trading day after the 15th).

Restricted Stock

When an employee is hired or promoted, the employee may be eligible to receive a restricted stock award, which is a grant of Company common stock subject to a lapsing right of repurchase in favor of the Company. The Company selectively uses restricted stock awards to retain and provide incentives to its executive officers, including our named executive officers. The Company believes that restricted stock awards provide value to the recipient in that the shares are awarded at no cost to the recipient, but also further rewards the recipient for improved Company performance. Typically, the Compensation Committee considers executive officers and other key employees for restricted stock awards after the Compensation Committee completes its review and assessment of the performance of the Company’s executive officers, including our named executive officers. Occasionally, however, restricted stock awards are made at other times due to changes in job responsibilities or promotions, or for retention purposes. In general, restricted stock awards vest based upon continued employment over a two to four-year period.

Unless the individual is a direct report of the Chief Executive Officer or the award exceeds the range approved by the Compensation Committee, the award is made as follows: new hires or promotions in a given month are submitted for approval at the Stock Awards Committee meeting on the following month. The Stock Awards Committee reviews and approves the awards at the meeting or acts via unanimous written consent in lieu of a meeting, and the awards are made effective on the date of the meeting or the consent, typically targeted for the 15th day of the month (unless that day is not a day on which the NASDAQ Global Select Market is open for trading, in which case the grant targeted for the first trading day after the 15th). If the individual is a Chief Executive Officer direct report or the award exceeds the range approved by the Compensation Committee, the Compensation Committee must approve the award; generally, awards made by the Compensation Committee are effective on the effective date of the next Stock Awards Committee monthly grant. Typically, the vesting of restricted stock awards made during a fiscal quarter is made such that the award vests on the 15th day of the middle month of the quarter.

Perquisites and Other Benefits

We also provide our named executive officers with benefits generally available to our employees, such as healthcare and life and disability insurance, as necessary. The Company’s global benefits philosophy is that health and welfare benefits should provide employees with protection from catastrophic events and is intended to be competitive in local markets. Other benefits, such as retirement benefits, are intended to be competitive in local markets. Although executive officers participate in the same benefit programs available to all employees, such as the Company’s 401(k) plan, they also participate in the Executive Severance Plan (as discussed below), and are parties to Change in Control Severance Agreements (as discussed below).

Compensation Related to April 2008 Appointment of Interim Chief Executive Officer

Effective as of April 16, 2008, Robert Vrij resigned from his position as President and Chief Executive Officer. On April 21, 2008, the Board appointed Bruce T. Coleman to serve as our Interim Chief Executive Officer during our search for a permanent Chief Executive Officer. In connection with Mr. Coleman’s appointment to serve as our Interim Chief Executive Officer, the Compensation Committee recommended and the Board approved the following compensation:

•	An annual base salary of $540,000;

•	Annual bonus of $360,000 upon the achievement of objectives to be determined by the Board; and

•

an option to purchase 250,000 shares of the Company’s common stock, at an exercise price equal to $2.03 per share, vesting monthly over twelve months contingent upon Mr. Coleman’s continued employment on the applicable vesting date, except that in the event that Mr. Coleman’s employment was terminated at any time within the first four months, then his option would have vested with respect to the number of shares that would have vested had Mr. Coleman remained in employment for four months.

The Compensation Committee determined Mr. Coleman’s compensation as follows; they compared Mr. Vrij’s total base salary and targeted bonus, which totaled $900,000 per year. Based on Mr. Coleman’s interim position, and that his tenure at the Company may not translate into improved Company performance during his tenure, Mr. Coleman’s base salary was set at 60% of the total cash compensation, with the remaining 40% to be paid upon the Company’s achievement of defined objectives set by the Compensation Committee. Furthermore, the size of Mr. Coleman’s equity awards were established through a comparison of Chief Executive Officer compensation, and the minimum four month vesting was due to the minimum expected tenure of Mr. Coleman.

Compensation Related to January 2008 Appointment of Interim Chief Financial Officer

On January 11, 2008, upon the departure of Jean-Yves Deximer from his position as Chief Financial Officer, the Board of Directors appointed Anne Brennan, our then Vice President of Finance to serve in the additional capacity as our Interim Chief Financial Officer during our search for a new Chief Financial Officer.

In connection with Ms. Brennan’s appointment to serves as our Interim Chief Financial Officer, the Compensation Committee approved the following additional compensation:

•	Ms. Brennan’s annual base salary was increased to $239,000; and

•	a $5,000 bonus payment to be paid each month for a period of six months or until the appointment of a permanent Chief Financial Officer, whichever occurred first.

On July 17, 2008, in recognition of Ms. Brennan’s service to the Company through the hiring of our permanent Chief Financial Officer, Karen Willem, and as a retention incentive, Ms. Brennan was awarded a $20,000 bonus and was granted an option to purchase 75,000 shares of our common stock, at an exercise price equal to $1.51 per share, vesting pro rata monthly over 36 months.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the tax deductibility of certain compensation exceeding $1 million per year paid to the Company’s Chief Executive Officer and its three other highest paid officers (excluding the Chief Financial Officer) in office at fiscal year end. Pursuant to regulations issued by the Internal Revenue Service, compensation may be paid without regard to this $1 million limit and still comply with Section 162(m) if it meets the requirements for “performance-based” compensation. Among other things, “performance-based” compensation must be paid in accordance with pre-established performance goals and stockholder approval of the material terms of such compensation programs prior to payment. The Compensation Committee’s policy is to structure the compensation of its top executives, including the named executive officers, to the extent practical, so that none of such executives’ compensation becomes non-deductible under Section 162(m). However, the Company has awarded restricted stock grants to its executive officers that are earned through completion of years of continued service with the Company rather than the achievement of performance goals. In addition, the Company has not submitted its cash bonus arrangements with its senior executive officers for stockholder approval.

In fiscal 2008, no executive officer’s compensation, as calculated under Section 162(m), exceeded the $1 million limit; as a result, Section 162(m) should not limit the amount of compensation that the Company will be able to deduct in connection with the items of compensation enumerated above.

The following Report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2008 and, based on such review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Jerry Held (Chair)

Kenneth D. Denman

Bo C. Hedfors

Charles E. Levine

COMPENSATION OF EXECUTIVE OFFICERS – FISCAL 2008

Summary Compensation Table

The following table provides information for the fiscal year ended June 30, 2008 concerning compensation of the Company’s principal executive and financial officers, former principal executive and financial officers, one most highly compensated executive officer during fiscal 2008, and two most highly compensated former executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total ($)
Bruce T. Coleman(3)	2008	87,955	—		—		21,803	—		—		$109,038
Interim Chief Executive Officer

Robert Vrij(4)	2008	359,659	—		394,977		213,340	282,576		143,132	(5)	$1,393,684
Former President and Chief Executive Officer	2007	212,310	100,000	(6)	152,876		214,811	198,485		225,617	(7)	$1,004,099

Anne Brennan(8)	2008	223,999	77,253	(9)	19,980		56,785	28,288		—		$406,305
Interim Chief Financial Officer

Jean-Yves Dexmier(10)	2008	134,082	—		—		52,714	123,864		—		$310,660
Former Chief Financial Officer

Harold Covert(11)	2008	43,750	—		105,633	(12)	(335,373)	—		710,128	(13)	$524,138
Former Executive Vice President and Chief Financial Officer	2007	350,000			612,279		1,228,449	41,563		110,400	(14)	$2,342,691

Sean MacNeill(15)	2008	250,000	—		10,565		26,894	190,990	(16)	33,994	(17)	$512,443
Vice President and General Manager, Worldwide Sales

John Boden(18)	2008	264,271	—		3,437	(19)	157,672	60,846		212,184	(20)	$698,410
Senior Vice President, Product Management

Hari Haran(21)	2008	325,000	—		25,312		263,742	172,352		—		$786,406
Senior Vice President, Worldwide Field Operations

(1)	Stock and Option awards consist solely of shares of common stock subject to a lapsing right of repurchase in favor of the Company. Amounts shown reflect the dollar amount recognized for financial statement reporting purposes (disregarding forfeiture assumptions) for fiscal 2008 in accordance with FAS No. 123R and thus may include amounts for stock awards or stock option granted in and prior to fiscal 2008. The assumptions used in the valuation of these awards are set forth in Note 10 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008.
(2)	Consist solely of amounts received by such individual pursuant to the Company’s short-term cash incentive program, Corporate Incentive Plan, for fiscal year 2008 and 2007, respectively.
(3)	Mr. Coleman was appointed Interim Chief Executive Officer on April 21, 2008.
(4)	Mr. Vrij served as the Company’s President and Chief Executive Officer until his departure on April 16, 2008.
(5)	Consists solely of relocation expense reimbursements.
(6)	Consist solely of a signing bonus of $100,000 when Mr. Vrij’s employment commenced in January 2007.
(7)	Consists of a one-time special cash distribution in the amount of $1.20 per share paid to all stockholders of record as of June 15, 2007, equal to $210,000 and relocation expense reimbursements equal to $15,617.

(8)	Ms. Brennan was appointed Interim Chief Financial Officer on January 14, 2008. Ms. Brennan served in such capacity until the Company appointed its permanent Chief Financial Officer, Karen Willem, on July 8, 2008. Ms. Brennan now serves as Vice President of Finance.
(9)	Consists of a retention bonus in the amount of $52,253 and a $25,000 cumulative bonus for serving as Interim Chief Financial Officer for five months.
(10)	Mr. Dexmier served as the Company’s Chief Financial Officer from August 2, 2008 until his departure from the Company on January 14, 2008.
(11)	Mr. Covert served as the Company’s Executive Vice President, Chief Financial Officer until his departure on August 15, 2007.
(12)	Includes $21,631 of which was attributable to the accelerated vesting of 4,723 shares previously granted restricted stock pursuant to the Covert Severance Agreement (discussed below).
(13)	Consists of severance compensation in the form of a lump sum payment equal to $700,000 (the equivalent of one year’s base salary and target bonus) and the continuation of medical, dental and vision insurance benefit coverage in coordination with COBRA for twelve (12) months with a value of $10,128.
(14)	Consist of a one-time special cash distribution in the amount of $1.20 per share paid to all stockholders of record as of June 15, 2007.
(15)	Mr. MacNeill was appointed Vice President and General Manager, Service Management and Global Services on June 13, 2008.
(16)	Represents sales commissions paid to Mr. MacNeill for services rendered in fiscal 2007 and 2008.
(17)	Consists of relocation expense reimbursements.
(18)	Mr. Boden served as the Company’s Senior Vice President, Product Management until his departure from the Company on June 19, 2008.
(19)	Represents the amount attributable to the accelerated vesting of 2,083 shares previously granted restricted stock pursuant to the Boden Severance Agreement (discussed below).
(20)	Consists of severance compensation in the form of a lump sum payment equal to $206,250 and the continuation of medical, dental and vision insurance benefit coverage in coordination with COBRA for six (6) months with a value of $5,943.
(21)	Mr. Haran served as the Company’s Senior Vice President, Worldwide Field Operations throughout fiscal year 2008. He subsequently departed the Company on July 31, 2008. Mr. Haran’s compensation during fiscal year 2007 was omitted from the table due to the fact that his compensation was below the reportable threshold.

Employment Arrangements and Offer Letters with Our Named Executive Officers and Our Current Executive Officers

The Company has entered into employment arrangements or agreements with each of its named executive officers. The employment of each named executive officer may be terminated at any time at the discretion of the Company’s Board of Directors, subject, however, to certain severance obligations discussed under the heading “Potential Payments Upon Termination or Change-in-Control” below.

Bruce T. Coleman—Interim Chief Executive Officer

On April 21, 2008, Mr. Coleman executed our written offer of employment to serve as our Interim Chief Executive Officer. The written offer of employment specifies that Mr. Coleman’s employment with us is “at-will.” Mr. Coleman’s current annual base compensation is $540,000. He is currently eligible to receive an annual target bonus of $360,000, paid quarterly. The Board of Directors will set Mr. Coleman’s bonus objectives and measure the accomplishment thereof. In connection with his agreement to serve as Interim Chief Executive Officer, the Board of Directors granted him an option to purchase 250,000 shares of Common Stock, which vests monthly over the subsequent 12 months.

Karen J. Willem—Senior Vice President and Chief Financial Officer

On July 7, 2008, Ms. Willem executed our written offer of employment to serve as our Senior Vice President and Chief Financial Officer. The written offer of employment specifies that Ms. Willem’s employment is “at-will.” Ms. Willem’s current annual base compensation is $300,000. She is currently eligible to receive quarterly incentive compensation equal to a targeted amount of 100% of her annual base compensation actually earned for each three- month performance period. Notwithstanding the foregoing, Ms. Willem’s quarterly incentive compensation is guaranteed at 100% for fiscal 2009. Furthermore, in connection with her agreement to serve as Senior Vice President and Chief Financial Officer of the Company, the Board of Directors granted her an option to purchase 400,000 shares of Common Stock, which vests monthly over the subsequent 48 months, subject to her continued employment.

Alan M. Park—Senior Vice President, Worldwide Sales

On August 20, 2008, Mr. Park executed our written offer of employment to serve as our Senior Vice President, Worldwide Sales. The written offer of employment specifies that Mr. Park’s employment is “at-will.” Mr. Park’s current base compensation is $300,000. He is currently eligible to receive quarterly incentive compensation equal to a targeted amount of 100% of his annual base compensation actually earned for each three-month performance period, determined based on a combination of the Company’s achievement level against financial and other performance objectives. Furthermore, in connection with his agreement to serve as Senior Vice President, Worldwide Sales of the Company, the Board of Directors granted him an option to purchase 250,000 shares of Common Stock, which vests monthly over the subsequent 48 months, subject to his continued employment.

Sean MacNeill—Vice President and General Manager, Service Management and Global Services

On June 13, 2008, Mr. MacNeill was appointed Vice President and General Manager, Service Management and Global Services of the Company. Ms. MacNeill’s current base compensation was increased to $275,000. He is also entitled to receive quarterly incentive compensation equal to a targeted amount of 50% of his annual base compensation, determined based on a combination of the Company’s achievement level against financial and other performance objectives.

Robert Vrij—Former President, Chief Executive Officer and Director

On March 22, 2007, Mr. Vrij’s was appointed President and Chief Executive Officer of the Company. His annual base compensation was $450,000. He was also entitled to receive quarterly incentive compensation equal to a targeted amount of 100% of his annual base salary, determined based on a combination of the Company’s performance. Furthermore, in connection with his agreement to serve as President and Chief Executive Officer of the Company, the Board of Directors granted to him a restricted stock grant of 50,000 shares of Common Stock, which vested annually over the first four anniversaries of the grant date of February 15, 2007, subject to his continued employment. As indicated above, Mr. Vrij’s employment terminated on April 16, 2008.

Anne Brennan—Former Interim Chief Financial Officer

On January 14, 2008, Ms. Brennan was appointed Interim Chief Financial Officer of the Company. Ms. Brennan’s annual base compensation was increased to $239,000. She was also entitled to receive quarterly incentive compensation equal to a targeted amount of 35% of her annual base salary, determined based on a combination of the Company’s achievement level against financial and other performance objectives. In addition, Ms. Brennan received six (6) $5,000 monthly bonus payments for her service as Interim Chief Financial Officer. As indicated upon, upon the employment of our permanent Chief Financial Officer, Karen J. Willem, Ms. Brennan became the Company’s Vice President of Finance on July 8, 2008.

Jean-Yves Dexmier—Former Chief Financial Officer

On August 2, 2007, Mr. Dexmier executed our written offer of employment as our Chief Financial Officer. The written offer of employment specified that Mr. Dexmier’s employment was “at-will.” Mr. Dexmier’s annual base compensation was $300,000. He was eligible to receive quarterly incentive compensation equal to an aggregate amount targeted at 100% of his annual base salary actually earned for each three-month performance period. Notwithstanding the foregoing, Mr. Dexmier’s quarterly incentive compensation was guaranteed at 100% for the first two quarters of fiscal 2008. Furthermore, in connection with his agreement to serve as Chief Financial Officer of the Company, the Board of Directors granted him an option to purchase 500,000 shares of Common Stock, 25% of which would have vested on the first anniversary of the date of the grant and the remainder of which was subject to monthly vesting over the subsequent 36 months, subject to his continued employment. As indicated above, Mr. Dexmier’s employment terminated on January 14, 2008.

Harold Covert—Former Executive Vice President and Chief Financial Officer

On September 12, 2005, Mr. Covert executed our written offer of employment as our Executive Vice President and Chief Financial Officer. The written offer of employment specified that Mr. Covert’s employment was “at-will.” Mr. Covert’s annual base compensation was $350,000. He was eligible to receive a semi-annual incentive compensation equal to 100% of his annual base salary actually earned for the six-month performance period. Furthermore, in connection with his agreement to serve as Executive Vice President and Chief Financial Officer of the Company, the Board of Directors granted him (i) an option to purchase 300,000 shares of Common Stock, 25% of which would have vested on the first anniversary of the date of the grant and the remainder of which was subject to monthly vesting over the subsequent 36 months, subject to his continued employment, and (ii) a restricted stock purchase right for 100,000 shares of Common Stock, which was subject to vesting in annual installments on each of the first four anniversaries following the date of the grant. As indicated above, Mr. Covert’s employment terminated on August 15, 2007.

John Boden—Former Senior Vice President, Product Management

On July 2, 2007, Mr. Boden executed our written offer of employment as our Senior Vice President, Product Management. The written offer of employment specifies that Mr. Boden’s employment was “at-will.” Mr. Boden’s annual base compensation was $275,000. He was eligible to receive quarterly incentive compensation equal to a targeted amount of 60% of his annual base compensation actually earned for each three-month performance period, determined based on a combination of the Company’s achievement level against financial and other performance objectives. Furthermore, in connection with his agreement to serve as Senior Vice President, Product Management of the Company, the Board of Directors granted him (i) an option to purchase 40,000 shares of Common Stock, 25% of which would have vested on the first anniversary of the date of the grant and the remainder of which was subject to monthly vesting over the subsequent 36 months, subject to his continued employment, and (ii) a restricted stock purchase right for 2,500 shares of Common Stock, which was subject to vesting in annual installments on each of the first four anniversaries following the date of the grant. As indicated above, Mr. Boden’s employment terminated on June 19, 2008.

Hari Haran—Former Senior Vice President, Worldwide Field Operations

On April 24, 2007, Mr. Haran executed our written offer of employment as our Senior Vice President, Worldwide Field Operations. The written offer of employment specifies that Mr. Haran’s employment was “at-will.” Mr. Haran’s annual base compensation was $325,000. He was eligible to receive quarterly incentive compensation equal to an aggregate amount of 100% of his annual base compensation actually earned for each three-month performance period, determined based on a combination of the Company’s achievement level against financial and other performance objectives. Furthermore, in connection with his agreement to serve as Senior Vice President, Product Management of the Company, the Board of Directors granted him an option to purchase 50,000 shares of Common Stock, 25% of which would have vested on the first anniversary of the date of the grant and the remainder of which was subject to monthly vesting over the subsequent 36 months, subject to his continued employment, and (ii) a restricted stock purchase right for 3,000 shares of Common Stock, which was subject to vesting in annual installments on each of the first four anniversaries following the date of the grant. As indicated above, Mr. Haran’s employment terminated on July 31, 2008.

Grants of Plan-Based Awards—Fiscal 2008

The following table provides information concerning awards made by the Company to its named executive officers in fiscal 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
Bruce Coleman	5/15/2008	—	—	—	—	250,00	2.03	$161,625
Robert Vrij	8/15/2007	—	—	—	135,000	—	—	$618,300
	8/27/2007	—	—	—	90,000	—	—	$427,500
	8/27/2008	—	—	—	—	100,000	4.75	$216,700
Anne Brennan	9/17/2007	41,825	83,650	125,475	8,550	—	—	$36,508
	9/17/2008	—	—	—	—	8,140	4.27	$15,857
Jean-Yves Dexmier	8/15/2007	—	—	—	—	500,000	4.58	$1,150,100
Hal Covert(2)	—	—	—	—	—	—	—	—
Sean MacNeill	—	68,750	137,500	206,250	—	—	—	—
John Boden(3)	7/16/2007	—	—	—	10,000	—	—	$64,500
	7/16/2007	—	—	—	—	40,000	6.45	$130,172
	9/17/2007	—	—	—	—	310,000	4.27	$603,880
Hari Haran	9/17/2007	—	—	—	—	300,000	4.27	$584,400

(1)	Payments under the Company’s CIP, as described above, are subject to performance modifiers, with a threshold of 50%, a target of 100%, and a maximum of 150%. The performance modifiers are multiplied by the named executive officer’s target percentage and his or her base salary on a quarterly basis. As disclosed herein, the only amounts paid under the CIP during fiscal 2008 were pursuant to the CIP Replacement Bonus. Mr. Coleman does not participate in the CIP. Messrs. Covert and Dexmier departed during the first and third quarters of fiscal 2008, respectively. Messrs. Vrij and Boden departed during the fourth quarter of fiscal 2008.
(2)	A grant of 17,000 shares of restricted stock under the 1996 Plan was made and approved to Mr. Covert on September 22, 2006, of which the vesting of 4,723 shares was accelerated on July 31, 2007, effective on August 15, 2007, in connection with his Severance and Release Agreement. Only the modified grant is shown in the above table.
(3)	A grant of 10,000 shares of restricted stock under the 2006 Stock Plan was made and approved to Mr. Boden on July 16, 2007 of which the vesting of 2,083 shares was accelerated on June 19, 2008, effective on June 27, 2008, in connection with his Severance and Release Agreement. Only the modified grant is shown in the above table.

Material Terms of Plans that Govern Share-Based Awards

On October 16, 2005, the Company’s 1995 Plan (formerly the Software.com, Inc. 1995 Stock Option Plan) (the “1995 Stock Plan”) expired, and, accordingly, options can no longer be granted under the 1995 Stock Plan. A total of 17,743,215 shares of common stock had previously been authorized for issuance under the 1995 Stock Plan. The 1995 Stock Plan provides incentive stock options, non-statutory stock options and restricted stock purchase rights to employees and consultants of the company and its affiliates. Each share of common stock issued pursuant to a stock option or restricted stock purchase right shall reduce the shares subject to the 1995 Stock Plan by one (1) share. The exercise price of options granted under the 1995 Stock Plan is usually equal to the fair market value of the Company’s common stock on the date of grant, except as disclosed in the Company’s 10-K/A for the fiscal year ended June 30, 2006. The exercise price of restricted stock purchase rights granted under the 1995 Stock Plan is $0.00. Options issued under the 1995 Stock Plan generally expire ten years from the date of grant. Vesting periods are determined by the plan administrator and generally provide for shares to vest ratably over a period of three to four years, with options for new employees generally including a one-year cliff vesting period. As of June 30, 2008, options to purchase a total of 1,210,643 shares were outstanding under the 1995 Stock Plan. Additionally, options to purchase 1,742 shares under several other plans from which options are no longer granted are outstanding as of June 30, 2008.

On September 25, 2006, the Company’s 1996 Stock Plan (formerly the Phone.com, Inc. 1996 Stock Plan) (the “1996 Stock Plan”) expired and, accordingly, options can no longer be granted under the 1996 Stock Plan. A total of 12,531,282 shares of common stock had previously been authorized for issuance under the 1996 Stock Plan. The 1996 Stock Plan provides incentive stock options, non-statutory stock options and restricted stock purchase rights to employees and consultants of the company and its affiliates. Each share of common stock issued pursuant to a stock option or restricted stock purchase right shall reduce the shares subject to the 1996 Stock Plan by one (1) share. The exercise price of options granted under the 1996 Stock Plan is generally equal to the fair market value of the Company’s common stock on the date of grant, except as disclosed in the Company’s 10-K/A for the fiscal year ended June 30, 2006. The exercise price of restricted stock purchase rights granted under the 1996 Stock Plan is $0.00. Options issued under the 1996 Stock Plan generally expire ten years from the date of grant. Vesting periods are determined by the plan administrator and generally provide for shares to vest ratably over a period of three to four years, with options for new employees generally including a one-year cliff vesting period. As of June 30, 2008, options to purchase a total of 1,073,643 shares were outstanding under the 1996 Stock Plan.

The Openwave Systems Inc. 2001 Stock Compensation Plan (“2001 Stock Plan”) provides for the issuance of non-statutory stock options, nonvested stock bonus awards and nonvested stock purchase awards to directors, employees and consultants of the Company. The 2001 Stock Plan serves as the successor to certain plans of the Company and plans acquired by the Company. No further grants will be made under the predecessor plans; however, each outstanding option granted under a predecessor plan shall continue to be governed by the terms and conditions of the predecessor plan under which it was granted. A total of 4,068,128 shares of common stock have been reserved for issuance under the 2001 Stock Plan. Under the 2001 Stock Plan, the exercise price for nonstatutory options is determined by the plan administrator and may be above or below the fair market value of the Company’s common stock on the date of grant. Options issued under the 2001 Stock Plan generally expire ten years from the date of grant. Vesting periods are determined by the plan administrator and generally provide for shares to vest ratably over a period of three to four years, with options for new employees generally including a one-year cliff period. As of June 30, 2008, the Company had a total of 514,636 shares of common stock available for grant, and options for a total of 431,938 shares were outstanding under the 2001 Stock Plan.

The Openwave Systems Inc. 2006 Stock Incentive Plan (“2006 Stock Plan”), which was approved by the stockholders at the Company’s annual meeting held on January 17, 2007, provides incentive stock options, non-statutory stock options, restricted stock purchase rights and stock appreciation rights to employees and consultants of the Company and its affiliates. The plan also provides restricted stock bonus, phantom stock units, restricted stock units, performance shares bonus and performance share units (“Full-Value Stock Award”). A total of 7,000,000 shares of common stock have been reserved for issuance under the 2006 Stock Plan. Each share of common stock issued pursuant to a stock award granted under this Plan shall reduce the share reserve by one (1) share; provided, however that each Full-

Value Stock Award shall reduce the share reserve by one and one-half (1.5) shares. The exercise price of options granted under the 2006 Stock Plan is equal to the fair market value of the Company’s common stock on the date of grant. The exercise price of nonvested shares granted under the 2006 Stock Plan is $0.00. Options issued under the 2006 Stock Plan generally expire ten years from the date of grant. Vesting periods are determined by the plan administrator and generally provide for shares to vest ratably over a period of three to four years, with options for new employees generally including a one-year cliff vesting period. As of June 30, 2008, the Company had a total of 5,335,737 shares of common stock available for grant, and awards for a total of 1,391,865 shares were outstanding under the 2006 Stock Plan.

Exhibit B to the Stock Option Agreements executed on connection with awards from the 1995 Stock Plan, the 1996 Stock Plan and the 2006 Stock Plan may provide for certain acceleration of vesting in the event of a proposed merger of the Company with or into another corporation or a sale of all or substantially all of the Company’s assets as discussed in “Potential Payments Upon Termination or Change-in-Control” below.

Outstanding Equity Awards at Fiscal Year-End—Fiscal 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Bruce Coleman	41,666	(1)	208,334	2.03	5/15/2018	—		—

Robert Vrij	19,444	(2)	0	4.75	8/27/2017	—		—
	93,749	(3)	0	8.84	1/17/2017	—		—

Anne Brennan	0	(4)	8,140	4.27	9/17/2017	8,550	(5)	12,739
	—		—	—	—	3,750	(6)	5,587
	8,750	(7)	6,250	8.76	9/22/2016	—		—
	1,777	(8)	223	16.64	10/6/2015	—		—
	5,000	(9)	0	14.70	12/20/2014	—		—
	2,500	(10)	0	10.50	12/18/2013	—		—
	1,233	(11)	0	12.66	10/27/2013	—		—
	82	(12)	0	2.72	9/11/2012	—		—

Jean-Yves Dexmier	—		—	—	—	—		—

Harold Covert	—		—	—	—	—		—

Sean MacNeill	5,777	(13)	10,223	6.88	6/15/2017	4,500	(14)	6,705

John Boden	77,499	(15)	0	4.27	9/17/2017	—		—

Hari Haran	75,000	(16)	225,000	4.27	9/17/2017	—		—
	13,541	(17)	36,459	8.42	5/15/2017	9,000	(18)	13,410

(1)	The option became exercisable on May 21, 2008 with 1/12th of the shares to vest monthly thereafter until fully vested.

(2)	The option became exercisable on September 27, 2007 with the remaining 1/36th of the shares to vest monthly thereafter until fully vested.
(3)	The option became exercisable on January 2, 2008 with the remaining 1/48th of the shares to vest monthly thereafter until fully vested.
(4)	The option is scheduled to vest in its entirety on March 17, 2009.
(5)	The unvested portion of this restricted stock award vests as follows: 99% of such shares scheduled to vest on February 15, 2009 with the balance of such shares scheduled to vest after a period of thirty-six months from the vesting commencement date of September 15, 2007.
(6)	The unvested portion of this restricted stock award is scheduled to vest in three (3) equal installments on May 15, 2009, May 15, 2010 and May 15, 2011.
(7)	The option became exercisable on March 22, 2007 and 1/36th of the remaining shares to vest monthly thereafter until fully vested.
(8)	The option will be fully exercisable on October 6, 2008.
(9)	The option became fully exercisable on December 20, 2007.
(10)	The option became fully exercisable on December 18, 2007.
(11)	The option became fully exercisable on July 2, 2005.
(12)	The option became fully exercisable on September 11, 2005.
(13)	The option vests over a three-year period, with one-third of the shares vesting on the first anniversary after the vesting commencement date of May 7, 2007, and the remaining shares to vest monthly thereafter.
(14)	The unvested portion of this restricted stock award is scheduled to vest in three (3) equal installments on May 15, 2009, May 15, 2010 and May 15, 2011.
(15)	The option became exercisable on October 17, 2007 with 1/36th of the remaining shares to vest monthly thereafter until fully vested.
(16)	The option became exercisable on October 17, 2007 with 1/36th of the remaining shares to vest monthly thereafter until fully vested.
(17)	The option became exercisable on May 15, 2008 with 1/48th of the remaining shares to vest monthly thereafter until fully vested.
(18)	The unvested portion of this restricted stock award is scheduled to vest in three (3) equal installments on May 15, 2009, May 15, 2010 and May 15, 2011.

Option Exercises and Stock Vested—Fiscal 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert Vrij	—	—	22,500	69,074
	—	—	66,250	148,400
Anne Brennan	—	—	1,250	2,537
Jean-Yves Dexmier	—	—	—	—
Harold Covert	—	—	4,723	21,631
	—	—	25,000	114,500
Sean MacNeill	—	—	1,500	3,045
John Boden	—	—	2,083	3,541
Hari Haran	—	—	3,000	6,090

Potential Payments Upon Termination or Change-in-Control

The Company entered into change in control severance arrangements, the terms of which are described below, with each of the named executive officers and its current executive officers. The information in the table below describes and estimates certain compensation that would become payable under existing plans and arrangements if the named executive officer’s employment had terminated on June 30, 2008, given the named executive’s compensation and service levels as of such date and, if applicable, based on Openwave’s closing stock price, $1.49, on June 30, 2008. These benefits are greater than, and supersede, benefits available generally to salaried employees, such as severance, disability benefits and accrued salary and vacation benefits. Mr. Coleman is excluded from the table below because as Interim Chief Executive Officer, he is not a party to a Severance and Change in Control Agreement. Messrs. Vrij, Dexmier, Covert, Boden and Haran are excluded from the table below because they have each left the company. The Company did not enter into severance agreements with Messrs. Vrij and Dexmier. However, Messrs. Covert, Boden and Haran each entered into severance or resignation agreements with the Company. Descriptions of their actual severances are provided following the table.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts included the timing during the year of any such event, our stock price and the named executive officer’s age. There can be no assurance that a termination or change in control would produce the same or similar results as those described if occurring on another date or another price, or if any assumption used to prepare this information is not correct in fact.

Name	For Cause Termination	Good Reason Resignation	Involuntary Not for Cause Termination	Termination Following a Change in Control
Anne Brennan
Severance	$0	$119,500	$119,500	$483,975
Accelerated Vesting of Long-Term Incentives	$0	$0	$18,327	$40,100
COBRA premium reimbursements	$0	$5,934	$5,934	$17,802

Total	$0	$125,434	$143,761	$541,877

Sean MacNeill
Severance	$0	$137,500	$137,500	$618,750
Accelerated Vesting of Long-Term Incentives	$0	$0	$6,705	$62,038
COBRA premium reimbursements	$0	$5,934	$5,934	$17,802

Total	$0	$143,434	$150,139	$698,590

Severance Agreement with Mr. Covert

We entered into a Severance and Release Agreement with Mr. Covert on July 31, 2007 (the “Covert Severance Agreement”), which became effective seven days after its execution and which provides for Mr. Covert’s resignation as an employee effective on August 15, 2007. Pursuant to the Covert Severance Agreement, Mr. Covert received (1) $700,000 (which represents 12 months of his salary and target bonus), (2) accelerated vesting of 4,723 shares of previously granted restricted stock, and (3) continuation of medical, dental and vision insurance benefit coverage in coordination with COBRA for twelve (12) months. The Covert Severance Agreement contains a standard release of claims by Mr. Covert in favor of the Company as well as a non-disparagement provision, and the Covert Severance Agreement supersedes all rights to benefits and compensation under prior employment agreements between the Company and Mr. Covert. The aggregate value of the severance benefits and other compensation provided to Mr. Covert was approximately $732,000.

Severance Agreement with Mr. Boden

We entered into a Severance and Release Agreement with Mr. Boden on June 17, 2008 (the “Boden Severance Agreement”) which became effective seven days after its execution and which provides for Mr. Boden’s resignation as an employee effective on June 19, 2008. Pursuant to the Boden Severance Agreement Mr. Boden received (1) $206,250, (2) accelerated vesting of 2,083 shares of previously granted restricted stock, and (3) continuation of medical, dental and vision insurance benefit coverage in coordination with COBRA for a period of six (6) months. The Boden Severance Agreement contains a standard release of claims by Mr. Boden in favor of the Company as well as a non-disparagement provision, and the Boden Severance Agreement supersedes all rights to benefits and compensation under prior employment agreements between the Company and Mr. Boden. The aggregate value of the severance benefits and other compensation provided to Mr. Boden was approximately $221,956.

Resignation Agreement with Mr. Haran

We entered into a Resignation and Release Agreement with Mr. Haran on July 29, 2008 (the “Haran Resignation Agreement”), which became effective seven days after its execution and which provides for Mr. Haran’s resignation as an employee effective on July 31, 2008. Pursuant to the Haran Resignation Agreement, Mr. Haran has received or will receive (1) for a period of six (6) months his base salary at his final annual base salary rate; such salary continuation payments to be made in accordance with the Company’s normal payroll procedures and (2) continuation of medical, dental and vision insurance benefit coverage in coordination with COBRA for six (6) months. The Haran Resignation Agreement contains a standard release of claims by Mr. Haran in favor of the Company as well as a non-disparagement provision, and the Haran Resignation Agreement supersedes all rights to benefits and compensation under prior employment agreements between the Company and Mr. Haran. The aggregate value of the salary continuation payments and benefits provided or to be provided to Mr. Haran is approximately $162,500.

Executive Severance Benefit Policy

Each of our named executive officers is eligible to participate in our Executive Severance Benefit Policy (“Severance Policy”). Under this policy, if the termination of any employee of Vice President level or higher constitutes an “involuntary termination” (as defined in the Severance Policy), the executive will be entitled to: (i) continuation of base salary for six months, (ii) payment by the Company of COBRA premiums for health insurance coverage for the executive, his spouse and eligible dependents for the lesser of (1) six months and (2) the date the executive becomes eligible for health insurance coverage from another source, (iii) continued educational assistance benefits through the end of the then-current course term, and (iv) up to six months of outplacement assistance; provided that the executive executes a release of claims.

Any benefits or payments provided under the Severance Policy will be reduced by any amounts paid to any eligible executive pursuant to any other policy or arrangement maintained by the Company providing for severance or any change in control severance agreement or employment agreement the executive has with the Company that provides for payments contingent on the executive’s termination of employment and based on continuation of base salary.

Change in Control Severance Agreements

The Company has entered into a change of control severance agreement with each of its named executive officers and current executive officers, pursuant to which such executives are entitled to receive severance payments, accelerated vesting of all unvested equity awards and continuation of medical, dental and vision benefits in the event the executive is terminated without “cause” (as defined in the change of control severance agreements) or the executive “involuntarily terminates” (as defined in the change of control severance agreements) his employment any time during the period commencing two (2) months prior to a “change of control” (as defined in the change of control severance agreements) and ending eighteen (18) months after the change of control, provided that, in the case of an involuntary termination, the executive would be required to terminate his employment within three (3) months following the occurrence of one of the specified events constituting an involuntary termination. Ms. Brennan, Mr. MacNeill and each of our current executive officers, other than Mr. Coleman, as well as certain other employees, are subject to Change in Control Severance Agreements.

Under the change of control and severance agreements of Messrs. Park and MacNeill and Mses. Willem and Brennan, in the event of such termination of employment in connection with a change of control, each would have been entitled to receive a lump sum cash payment equal to the sum of the executive’s then current annual base salary and target annual bonus multiplied by a factor of one and one-half (1.5), less applicable withholding taxes or other withholding obligations of the Company, plus continuation of medical, dental and vision benefits for himself and his eligible dependents for eighteen (18) months. In addition, all unvested options held by each executive officer, including our Chief Executive Officer, will immediately vest and become exercisable and all other stock awards will immediately vest.

The terms of the change of control severance agreement provide that in the event of the termination of employment in connection with a change of control of the Company’s Chief Executive Officer, he or she would be entitled to receive a lump sum cash payment equal to the sum of the his or her then-current annual base salary and target annual bonus multiplied by a factor of two (2.0), less applicable withholding taxes or other withholding obligations of the Company, plus continuation of medical, dental and vision benefits for himself or herself and his or her eligible dependents for 18 months.

Willem Severance Arrangement

Pursuant to the terms of Ms. Willem’s offer of employment, if Ms. Willem is Involuntarily Terminated within the first twelve (12) months of her employment, subject to her execution of a general release of claims, she will receive a lump sum severance payment equal to twelve (12) months of her then current base salary plus the full amount of her then-current annual target CIP bonus. If, following the first twelve (12) months of her employment, Ms. Willem is Involuntarily Terminated, she will receive a lump sum severance payment equal to six (6) months of her then current base salary plus 50% of her then-current annual target CIP bonus.

1995 and 1996 Stock Plans

The 1995 Stock Plan and the 1996 Stock Plan each provides that in the event of a proposed merger of the Company with or into another corporation or a sale of all or substantially all of the Company’s assets, outstanding options and stock purchase rights will be assumed or substituted by the successor corporation; however, if the successor corporation does not agree to assume or substitute such options and purchase rights, then the options and purchase rights will terminate upon the closing of such merger or sale of assets.

2006 Stock Incentive Plan

Under the Company’s 2006 Stock Incentive Plan (“2006 Stock Plan”), in the event of a “change in control” (as defined in the 2006 Stock Plan), the surviving entity or acquiring entity may be required to assume or substitute for equivalent awards all outstanding awards under the 2006 Plan; provided that if the awards are not assumed or substituted, then the Board of Directors may: (1) require a cash payment in exchange for the cancellation of any award,

(2) continue the awards or (3) notify participants holding options, stock appreciation rights, phantom stock units, restricted stock units or performance share units, that they must exercise or redeem such awards at or prior to the closing of a transaction constituting a change in control and that such awards will terminate if not exercised or redeemed. The agreements with the Company’s executive officers for grants of options or other stock awards made under the 2006 Stock Plan provide that in the event of a “corporate transaction” (as defined in the stock award agreement), outstanding options will be assumed or substituted for unless the successor corporation does not agree to such assumption or substitution, in which case the options and the unvested portion of any other stock awards will terminate upon the closing of such transaction unless the Board of Directors expressly determines otherwise.

Director Compensation Table –Fiscal 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Robin A. Abrams(2)	60,000	6,168	4,555	70,723
Kenneth D. Denman(3)	117,750	63,941	114,932	296,623
Bo C. Hedfors(4)	93,750	63,941	108,504	266,195
Gerald Held(5)	124,250	63,941	115,919	304,110
Patrick Jones(6)	106,750	15,627	13,778	136,155
Charles E. Levine(7)	92,500	16,084	15,737	124,321
William Morrow(8)	65,000	24,791	21,696	111,487

(1)	Stock awards consist solely of shares of common stock subject to a lapsing right of repurchase in favor of the Company. Amounts shown reflect the dollar amount recognized for financial statement reporting purposes (disregarding forfeiture assumptions) for fiscal 2007 in accordance with Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“FAS”) No. 123R Share-Based Payment (“FAS 123R”), and thus may include amounts for stock or option awards granted in and prior to fiscal 2007. The assumptions used to calculate the value of Option Awards are set forth in Note 10 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008.
(2)	As of June 30, 2008, Ms. Abrams had stock options to purchase a total of 24,000 shares of Company common stock and a total of 18,000 shares of common stock subject to a lapsing right of repurchase in favor of the Company.
(3)	As of June 30, 2008, Mr. Denman had stock options to purchase a total of 122,000 shares of Company common stock and a total of 30,000 shares of common stock subject to a lapsing right of repurchase in favor of the Company.
(4)	As of June 30, 2008, Mr. Hedfors had stock options to purchase a total of 134,000 shares of Company common stock and a total of 30,000 shares of common stock subject to a lapsing right of repurchase in favor of the Company.
(5)	As of June 30, 2008, Dr. Held had stock options to purchase a total of 92,000 shares of Company common stock and a total of 30,000 shares of common stock subject to a lapsing right of repurchase in favor of the Company.
(6)	As of June 30, 2008, Mr. Jones had stock options to purchase a total of 26,000 shares of Company common stock and a total of 18,000 shares of common stock subject to a lapsing right of repurchase in favor of the Company.
(7)	As of June 30, 2008, Mr. Levine had stock options to purchase a total of 26,000 shares of Company common stock and a total of 18,000 shares of common stock subject to a lapsing right of repurchase in favor of the Company.

(8)	As of June 30, 2008, Mr. Morrow had stock options to purchase a total of 34,000 shares of Company common stock and a total of 24,000 shares of common stock subject to a lapsing right of repurchase in favor of the Company.

Non-Employee Director Compensation

The Company reimburses its non-employee Directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as Directors of the Company. Employee Directors are not compensated for Board services in addition to their regular employee compensation.

Effective July 1, 2006, the Board adopted a cash compensation program for its non-employee Directors consisting of: (1) a $25,000 annual retainer; (2) additional annual retainers for service as the non-executive Board chairperson ($20,000), Audit Committee chairperson ($30,000), Compensation Committee chairperson ($15,000) or other regular Board committee chairperson ($10,000); (3) additional annual retainers for service as a member of the Audit Committee ($15,000), the Compensation Committee ($9,000) or other regular Board committee ($5,000); and (4) meeting fees for attendance at meetings of the Board ($2,000 for each Board meeting), Audit Committee ($2,000 for each Audit Committee meeting attended over eight meetings a year) and other regular Board committees ($1,500 for each other regular Board committee meeting attended over five meetings a year).

The Company’s non-employee Directors are entitled to receive the following stock awards under the terms of the Company’s Amended and Restated 1999 Directors’ Equity Compensation Plan.

•

New non-employee Directors are entitled to receive stock awards, as follows: (1) an initial option grant to purchase 24,000 shares of the Company’s common stock with annual vesting over three years contingent on continued service on the Board of Directors; and (2) an initial grant of 18,000 shares of restricted stock with annual vesting over three years contingent on continued service on the Board of Directors.

•

Continuing non-employee Directors who have served at least eight months in the preceding calendar year receive stock awards on the date of the first Board meeting held each calendar year, as follows: (1) a stock option grant to purchase 24,000 shares of our common stock with annual vesting over three years contingent on continued service on the Board of Directors; and (2) a restricted stock grant of 18,000 shares of restricted stock with annual vesting over three years contingent on continued service on the Board of Directors. Any non-employee Director who served (i) at least two months but less than five months in the preceding calendar year receives one-third of such awards, (ii) at least five but less than eight months in the preceding calendar year receives two-third of such awards, and (iii) at least eight months in the preceding calendar year receives the full amount of such awards. Non-employee Directors who served less than two months in the preceding calendar year are not eligible for such annual awards for that calendar year.

All stock options granted to non-employee Directors will be accelerated upon the non-employee Director’s removal from or failure to be re-nominated to the Board upon or within twenty-four months following a change of control of the Company. All options granted under the Company’s Amended and Restated 1999 Directors’ Stock Option Plan are granted with an exercise price equal to 100% of the fair market value of the Company’s stock on the day of grant.

The Openwave Systems Inc. Amended and Restated 1999 Directors’ Equity Compensation Plan (the “Directors’ Stock Plan”) provides for the grant of non-statutory stock options to non-employee directors (“Outside Directors”). Under the Directors’ Stock Plan, a total of 650,000 shares of the Company’s common stock have been reserved for issuance. Options and awards granted to new or existing Outside Directors under the Directors’ Stock Plan vest ratably over a period of three years, continued on continued service. The Directors’ Stock Plan also provides for the acceleration of options upon the dismissal of the Outside Director from the Board upon or within twenty-four (24) months following a change in control of the Company. The exercise price of options granted under the Directors’ Stock Plan is equal to the fair market value of the Company’s common stock on the date of grant. The exercise price of nonvested shares granted under the Directors’ Stock Plan is $0.00. Under the Directors’ Stock Plan, stock option grants have a term of ten years. As of June 30, 2008, the Company had a total of 82,500 shares of common stock available for grant, and options for a total of 390,000 shares were outstanding under the Directors’ Stock Plan. Under the Directors’ Plan, if there occurs a “corporate transaction” and the non-employee director’s awards are not assumed, continued or substituted for, the non-employee director may exercise or redeem his/her awards solely to the extent he/she had the right to exercise or redeem such awards immediately prior to the closing of such corporate transaction. However, all unvested awards will become 100% accelerated if either: (1) a “change of control” (as defined in the Directors’ Plan) occurs and the non-employee directors’ awards are not assumed, continued or substituted for pursuant to such change in control; or (2) upon the termination of the non-employee director’s status as a director for any reason (other than such non-employee director’s resignation from the Board of Directors or determination not to stand for re-election) upon or within twenty-four (24) months following a change of control.

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE 2006 STOCK INCENTIVE PLAN

General

In the opinion of Openwave’s Board of Directors, the future success of Openwave depends, in large part, on its ability to maintain a competitive position in attracting, retaining and motivating key employees with experience and ability. Under our 2006 Stock Incentive Plan, Openwave is currently authorized to grant options to purchase up to an aggregate of 7,000,000 shares of common stock to its officers, employees and consultants. As of October 13, 2008, there were approximately 616 employees (including officers) and 586 consultants who would be eligible to participate in the 2006 Plan.

On October 20, 2008, Openwave’s Board of Directors unanimously adopted an amendment to the Stock Incentive Plan that increased from 7,000,000 to 17,000,000 the number of shares of common stock available for issuance of stock awards and the issuance of shares upon the exercise of options granted under the Stock Incentive Plan (subject to adjustment for certain changes in Openwave’s capitalization). The effectiveness of the amendment is subject to the approval of our stockholders. We anticipate that the proposed increase would meet our needs until the 2011 Annual Meeting of Stockholders.

Summary of the Stock Incentive Plan

The following is a summary of the principal features of the 2006 Stock Plan, which is qualified in its entirety by the terms of the plan, a copy of which will be furnished by the Company to any stockholder upon written request to the Corporate Secretary of the Company at the Company’s principal executive office, 2100 Seaport Boulevard, Redwood City, California, 94063. This summary is based on the 2006 Stock Plan as currently amended, assuming stockholder approval.

Eligibility. All employees (including officers) and consultants of the Company or of any parent or any subsidiary of the Company are eligible to receive stock awards under the 2006 Plan (each employee or consultant who receives such a stock award, a “Participant”).

Types of Awards. The types of stock awards that are available for grant under the Plan are:

•	incentive stock options;

•	nonstatutory stock options;

•	restricted stock bonuses;

•	restricted stock purchase rights;

•	stock appreciation rights;

•	phantom stock units;

•	restricted stock units;

•	performance share bonuses;

•	performance share units; and

•	other stock based awards

Administration of the 2006 Plan. The Board shall administer the 2006 Plan unless and until the Board delegates administration to a committee (the “Committee”). The Board has the power and authority to, among other things: (i) designate eligible participants in the 2006 Plan, (ii) determine the type(s), number, terms and conditions of stock awards, as well as the timing and manner of grant, (iii) interpret the 2006 Plan, and establish, amend and revoke rules and regulations to administer the 2006 Plan, (iv) amend the 2006 Plan or any stock award granted pursuant thereto and (v) exercise such powers and perform such acts as the Board deems necessary, desirable or expedient to promote the best interests of the Company that are not in conflict with the provisions of the 2006 Plan. If the Board delegates administration to the Committee, the Committee may exercise, in connection with the administration of the 2006 Plan, any of the powers and authority granted to the Board under the 2006 Plan. The Committee may delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, subject to such resolutions as may be adopted from time to time by the Board (and references in the 2006 Plan and this summary to the Board shall thereafter be to the Committee or the subcommittee, as applicable). The Board may abolish the Committee at any time and revest in the Board the administration of the 2006 Plan.

Stock Subject to the 2006 Plan. The maximum aggregate number of shares of our Common Stock that may be issued pursuant to stock awards under the 2006 Plan may not exceed 17,000,000 shares (the “Share Reserve”). Each share of Common Stock issued pursuant to an option or SAR will reduce the Share Reserve by one share and each share of Common Stock issued pursuant to a Full-Value Stock Award will reduce the Share Reserve by one and one-half shares. To the extent that a distribution pursuant to a stock award is made in cash, the Share Reserve will be reduced by the number of shares of Common Stock subject to the redeemed or exercised portion of such stock award. Shares of Common Stock covered by stock awards that expire, are cancelled, terminate, are repurchased by us at cost or reacquired by us prior to vesting will revert to or be added to the Share Reserve and become available for issuance under the 2006 Plan; provided, however, that shares of Common Stock will not revert or be added to the Share Reserve to the extent that they are (a) tendered for payment of an incentive stock option or nonstatutory stock option, (b) withheld by us to satisfy any tax withholding obligation, or (c) purchased by us with proceeds from the exercise of incentive stock options or nonstatutory stock options. In addition, the Share Reserve shall be reduced by the full number of shares of Common Stock covered by any stock appreciation right that is exercised or settled. Furthermore, shares of Common Stock issued under the Interim Plan will reduce the number of shares in the Share Reserve by one share for every option, and by 1.5 shares for every restricted stock bonus or restricted stock unit.

Other Share Limits. The maximum aggregate number of shares of Common Stock that may be issued pursuant to incentive stock options under the 2006 Plan is 17,000,000 shares. No employee shall be eligible to be granted incentive stock options, nonstatutory stock options, or stock appreciation rights covering more than 2,500,000 shares of Common Stock during any fiscal year.

Fair Market Value. Generally, fair market value of the Company’s Common Stock will be the closing sales price of the Company’s Common Stock on the NASDAQ Global Select Market on the date of determination. On October 13, 2008, the fair market value per share of the Company’s Common Stock determined on such basis was $0.90.

Terms and Conditions of Options. If vesting of an option is based on a Participant’s continuous service, such option generally will vest over a period that is no shorter than three years, except that options granted to new-hires generally will vest as to one-third (1/3) of the option after one year from the grant date and as to the remaining two-thirds (2/3) of the option in equal monthly installments over the following two years. The vesting of any option may be accelerated upon the achievement of performance criteria, as determined by the Board or its delegate.

The exercise price per share of incentive stock options and nonstatutory stock options will be at least 100% of the fair market value per share of our Common Stock on the date the option is granted. The purchase price of Common Stock acquired pursuant to an option will be paid to the Company (i) in cash or by check at the time the option is exercised, or (ii) in the discretion of the Board: (1) pursuant to a “same day sale” program to the extent permitted by law, (2) by the surrender of shares of Common Stock already owned by the optionholder, (3) by reduction of the Company’s liability to the optionholder, (4) by any other form of consideration permitted by law, but in no event by promissory note or other form of deferred payment, or (5) by some combination of the foregoing. Unless there is a provision to the contrary in the individual optionholder’s stock award agreement, payment for Common Stock pursuant to an option may only be made in the form of cash, check or pursuant to a “same day sale” program.

If an optionholder’s continuous service terminates for any reason other than disability, death or for cause, he or she will generally have three months from the date of such termination to exercise his or her options (to the extent that the optionholder was entitled to exercise such options as of the date of such termination), unless his or her option agreement provides otherwise. If an optionholder’s continuous service terminates as a result of the optionholder’s disability or death, he or she will generally have twelve months in the case of disability and eighteen months in the case of death to exercise (or for his or her estate to exercise) his or her options (to the extent that the optionholder was entitled to exercise such options as of the date of such termination), unless his or her option agreement provides otherwise. If an optionholder’s continuous service is terminated for cause, his or her option will immediately terminate, unless his or her option agreement provides otherwise. However, in no event may the optionholder exercise an option past the expiration of its term as set forth in the stock award agreement. The term of each option granted under the 2006 Plan will generally be ten years from the date of grant.

Terms and Conditions of Restricted Stock Bonuses and Performance Share Bonuses. Restricted stock bonuses and performance share bonuses are grants of shares of Common Stock not requiring the payment of any monetary consideration by a Participant (except as may be required by the General Corporation Law of the State of Delaware). The vesting of restricted stock bonuses may be based on a Participant’s continuous service or the achievement of performance criteria. The vesting of performance share bonuses will always be based on the achievement of performance criteria. Restricted stock bonuses that vest based solely on a Participant’s continuous service will not fully vest in less than three years. Performance share bonuses and performance-vested restricted stock bonuses generally will not fully vest in less than one year. In the event a Participant’s continuous service terminates, all unvested shares under these awards shall be reacquired by us at no cost to us.

Terms and Conditions of Restricted Stock Purchase Rights. Restricted stock purchase rights entitle a Participant to purchase shares of Common Stock that are subject to restrictions determined by the Board. The purchase price is determined by the Board and will be at least 100% of the fair market value per share of Common Stock on the date the stock award is granted. The purchase price of Common Stock acquired pursuant to a restricted stock purchase right will be paid by a Participant either in cash or by check at the time of purchase, or at the discretion of the Board, according to a deferred payment or other similar arrangement to the extent permitted by law. Absent a provision to the contrary in the restricted stock purchase right agreement, so long as a Participant remains in continuous service with the Company, a restricted stock purchase right granted to such Participant shall vest according to a schedule as determined by the Board. Restricted stock purchase rights that vest solely based on continuous service will not fully vest in less than three years, but the vesting may be accelerated upon the achievement of performance criteria, as determined by the Board or its delegatee. In the event that a Participant’s continuous service terminates, the Company shall have the right to reacquire any previously purchased unvested shares of Common Stock.

Terms and Conditions of Stock Appreciation Rights. The Board may grant stock appreciation rights independently of or in connection with an option grant. The base price per share of a stock appreciation right will be at least 100% of the fair market value per share of underlying Common Stock on the date of grant. Each stock appreciation right entitles a Participant upon redemption to an amount equal to (a) the excess of (1) the fair market value on the redemption date of one share of Common Stock over (2) the base price, times (b) the number of shares of Common Stock covered by the stock appreciation right being redeemed. To the extent a stock appreciation right is granted concurrently with an option grant, the redemption of the stock appreciation right will proportionately reduce the number of shares of Common Stock subject to the concurrently granted option. Stock appreciation rights may be paid in shares of Common Stock, cash or a combination thereof in the Board’s discretion.

Terms and Conditions of Phantom Stock Units. A phantom stock unit is the right to receive the value of one share of Common Stock, redeemable upon terms and conditions set by the Board. Phantom stock units that vest based on continuous service, will not fully vest in less than three years, but the vesting of such phantom stock units may be subject to acceleration upon the achievement of performance criteria, as determined by the Board or its delegatee. Holders of phantom stock units are not entitled to dividend equivalents. Phantom stock units may be paid in shares of Common Stock, cash or a combination thereof in the Board’s discretion at the time of vesting.

Terms and Conditions of Restricted Stock Units and Performance Share Units. The Board also may award restricted stock units and performance share units, both of which entitle a Participant to receive the value of one share of Common Stock per unit at the time the unit vests. Holders of restricted stock units and performance share units are not entitled to dividend equivalents. The Board has discretion to provide that a Participant pay for restricted stock units or performance share units with cash or other consideration permissible by law. The vesting of restricted stock units may be based on a Participant’s continuous service or the achievement of performance criteria. The vesting of performance share units will be based on the achievement of performance criteria. Restricted stock units that vest based solely on a Participant’s continuous service will not fully vest in less than three years. Performance share units generally will not fully vest in less than one year. However, the vesting of both types of awards may be accelerated upon the achievement of performance criteria, as determined by the Board or its delegatee. In the event a Participant’s continuous service terminates, the unvested portion of any restricted stock unit or performance share unit will expire immediately. To the extent permitted by the Board in a restricted stock unit or performance share unit agreement, a Participant may elect to defer receipt of the value of the shares of Common Stock otherwise deliverable upon the vesting of such restricted stock units or performance share units if such election complies with the procedures established by the Board and applicable law.

Acceleration of Stock Awards. The Board shall have the power to accelerate exercisability and/or vesting of any stock award granted pursuant to the 2006 Plan upon a Change in Control (as defined below) or upon the death, disability or termination of continuous service of a Participant, notwithstanding any provision in any stock award agreement to the contrary.

Adjustment. The maximum number of shares of Common Stock subject to the 2006 Plan, the maximum number of shares of Common Stock that can be granted to an employee during any fiscal year pursuant to incentive stock options, nonstatutory stock options, or stock appreciation rights, and the number of securities or other property and exercise or base price of securities or other property subject to outstanding stock awards, will be appropriately and proportionally adjusted by the Board on account of mergers, consolidations, reorganizations, recapitalizations, reincorporations, stock splits, spin-offs, stock dividends, extraordinary dividends and distributions, liquidating dividends, combinations or exchanges of shares, changes in corporate structure or other transactions in which the

Company does not receive any consideration (except that conversion of convertible securities of the Company shall not be treated as a transaction in which the Company does not receive any consideration). Subject to any required action by the stockholders, the Board shall make such adjustments and the Board’s determinations with respect to any adjustment will be final, binding and conclusive.

Effect of Change in Control. In the event of a Change in Control (as defined below), other than a dissolution or liquidation of the Company, the Board or the board of directors of any surviving entity or acquiring entity may provide or require that the surviving or acquiring entity (a) assume or continue all or any part of the stock awards outstanding under the 2006 Plan or (b) substitute substantially equivalent stock awards for those outstanding under the 2006 Plan. If the outstanding awards will not be so continued, assumed, or substituted, then with respect to stock awards held by Participants whose continuous service has not terminated, the Board in its discretion may (1) provide for payment of a cash amount in exchange for the cancellation of the stock awards, (2) continue the stock awards, or (3) terminate the stock awards upon the consummation of the Change in Control, but only if Participants have been permitted to exercise or redeem any portion of (including at the discretion of the Board, any unvested portion of) any option, stock appreciation right, phantom stock unit, restricted stock unit or performance share unit at or prior to the Change in Control. In the event of a Change in Control involving dissolution or liquidation of the Company, all outstanding stock awards will terminate immediately prior to such dissolution or liquidation.

Definition of “Change in Control” means the occurrence of any of the following: (a) any person or group is or becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise, (b) the sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, (c) a merger or consolidation or similar transaction involving the Company, (d) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are “incumbent directors” (as defined in the 2006 Plan), or (e) a dissolution or liquidation of the Company.

Amendment and Termination of the 2006 Plan. The Board may amend, suspend or terminate the 2006 Plan in any respect and at any time, subject to stockholder approval, if such approval is required by applicable law or stock exchange rules. Further, any amendment or termination of the 2006 Plan will not materially impair the rights of any Participant with respect to any awards already granted to such Participant without such Participant’s consent.

Effective Date; Term of the 2006 Plan. The Amendment to the 2006 Plan will become effective immediately upon its approval by the Company’s stockholders. Unless earlier terminated by the Board, the 2006 Plan will terminate on November 29, 2006.

Tax Consequences of the 2006 Plan

The following discussion of the federal income tax consequences of the 2006 Plan is intended to be a summary of applicable federal law as currently in effect. Foreign, state and local tax consequences may differ and laws may be amended or interpreted differently during the term of the 2006 Plan or of stock awards granted thereunder. Because the federal income tax rules governing stock awards and related payments are complex and subject to frequent change, Participants are advised to consult their individual tax advisors.

Options: When a nonstatutory stock option is granted, an optionholder is not taxed on the grant of such option. On exercise, however, the optionholder recognizes ordinary income equal to the difference between the option’s exercise price and the fair market value of the underlying Common Stock on the date of exercise. Any gain (or loss) on subsequent disposition of the shares of Common Stock acquired through exercise of an option is long-term capital gain (or loss) if the shares are held for at least one year following exercise. When an incentive stock option is granted, an optionholder is not taxed on the grant of such option. Upon exercise, the optionholder does not recognize ordinary income and the Company is not entitled to an income tax deduction. The optionholder, however, must treat the excess of fair market value of the underlying Common Stock on the date of exercise over the option’s exercise price as an item of adjustment for purposes of the alternative minimum tax. If the optionholder disposes of the underlying Common Stock after the optionholder has held the Common Stock for at least two years from the date of grant and one year after the incentive stock option was exercised, the amount the optionholder receives upon the disposition over the exercise price is treated as long-term capital gain for the optionholder. If the optionholder makes a “disqualifying disposition” of the underlying Common Stock by disposing of the Common Stock before it has been held for at least two years after the date of grant and one year after the date the incentive stock option was exercised, the optionholder recognizes ordinary income equal to the excess of the fair market value of the underlying Common Stock on the date of exercise over the option’s exercise price. The Company generally is entitled to an income tax deduction equal to the ordinary income recognized by the optionholder for the Company’s taxable year that ends with or within the taxable year in which the optionholder recognized such ordinary income.

Stock Appreciation Rights and Phantom Stock Units: The grant of a stock appreciation right or phantom stock unit generally is not a taxable event for a Participant or the Company. Upon redemption of the stock appreciation right or vesting of the phantom stock unit, the Participant generally will recognize ordinary income equal to the amount of cash and/or the fair market value (as of the date of receipt) of shares received. The Company will be entitled to a tax deduction in the same year and for the same amount of ordinary income recognized. If the stock appreciation right is settled in shares, the Participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the Participant received the shares, and these capital gains (or losses) will be taxable as long-term capital gains if the recipient held the shares for more than one year.

Restricted Stock Bonuses, Performance Share Bonuses, Restricted Stock Purchase Rights, Restricted Stock Units and Performance Share Units: Recipients of restricted stock bonuses, performance shares bonuses, restricted stock purchase rights, restricted stock units and performance share units do not recognize income at the time of the grant of such awards (unless, in the case of the grant of restricted stock bonuses and performance share bonuses or the purchase of shares under a restricted stock purchase right, the recipient makes an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of grant or exercise, as applicable). However, upon payment to Participants of shares of Common Stock with respect to stock units or upon the lapse of restrictions with respect to restricted stock, Participants generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the Company will receive a corresponding deduction.

Limits on Deductions. Under Section 162(m) of the Internal Revenue Code, our ability to deduct compensation paid to our chief executive officer and the four other most highly paid executive officers in a particular year is limited to $1 million per person, except that compensation that is “performance-based,” as defined under Section 162(m), will be excluded for purposes of calculating the amount of compensation subject to this $1 million limitation. Our ability to deduct compensation paid to any other executive officer or employee is not affected by this provision.

Recommendation of the Board of Directors

The Board unanimously recommends a vote FOR the approval of the amendment to the 2006 Stock Incentive Plan.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent auditors for the fiscal year ending June 30, 2009 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the 2008 Annual Meeting. KPMG LLP has audited the Company’s financial statements since December 1994. Representatives of KPMG LLP are expected to be present at the 2008 Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

In accordance with Audit Committee policy, all services provided by KPMG LLP in fiscal year 2008 were pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The pre-approval is for a particular defined task or scope of work and is subject to a specific budget. In connection with the pre-approval policy, the Audit Committee considers whether the categories of pre-approved services are consistent with the applicable SEC rules on auditor independence. For the fiscal year ended June 30, 2008, the Company’s Audit Committee did not waive the pre-approval requirement of any non-audit services to be provided to the Company by KPMG LLP.

Audit and Audit Related Fees

Aggregate fees billed by KPMG LLP for fiscal years 2007 and 2008 for professional services rendered to the Company are presented below in the format prescribed by the Sarbanes-Oxley Act of 2002 (in thousands):

	FY 2008	FY 2007
Audit Fees:
Audit services, statutory audits, quarterly reviews and 1933 Act filings	$3,824	$4,498

Audit-Related Fees:
Accounting Consultation	—	19
Investigation	827

Tax Fees:
Income tax compliance and consulting	—	21

All Other Fees: (including financial information systems design and implementation)	—	—

Total fees	$4,651	$4,538

The Audit Committee has determined the rendering of the non-audit services referenced above by KPMG LLP is compatible with maintaining the auditor’s independence under applicable rules and regulations promulgated by the SEC and NASDAQ.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending June 30, 2009.

PROPOSAL 4

STOCKHOLDER PROPOSAL

William C. Thompson, Jr., Comptroller of the City of New York, whose address is The City of New York, Office of the Comptroller, 1 Centre Street, New York, New York 10007-2341, on behalf of the New York City Employees’ Retirement System, the New York City Police Pension Fund, and the New York City Board of Education Retirement System (the “Systems”), has requested that the following proposal be included in this Proxy Statement and has indicated that he intends to bring this proposal before the 2008 Annual Meeting of Stockholders. Mr. Thompson has advised the Company that each of the Systems intends to hold more than $2,000 of the Company’s common stock through the date of the 2008 Annual Meeting. An accurate list of the shares held by each of the Systems may be obtained by submitting either an oral or a written request to the Company. The text of the Systems’ proposal and their related supporting statement are provided verbatim from the submission. The Board disclaims any responsibility for the content of the proposal and the Systems’ statement in support of its proposal.

BE IT RESOLVED, that the stockholders of Openwave Systems, Inc. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

SUPPORTING STATEMENT

We believe that the ability to elect directors is the single most important use of the stockholder franchise. Accordingly, directors should be accountable to stockholders on an annual basis. The election of directors by classes, in our opinion, minimizes accountability and precludes the full exercise of the rights of stockholders to approve or disapprove annually the performance of a director or directors.

In addition, since only a fraction of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term stockholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

BOARD OF DIRECTORS RECOMMENDATION

In May 1999, the Company’s stockholders approved the Company’s Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws which contained amendments classifying the Board of Directors into three classes of directors serving staggered three-year terms, with each class being as nearly as possible equal to one-third of the total directors. The amendments were approved with the affirmative vote of holders of over 79% of the Company’s then outstanding common stock. In order to declassify the Board of Directors, the Amended and Restated Certificate of Incorporation would need to be amended by the affirmative vote of holders of at least a majority of the Company’s then outstanding common stock and any other classes of capital stock then outstanding at a subsequent annual or special meeting of the stockholders.

Stability

The general purpose of the classified Board is to assure the continuity and stability of the Company’s management and policies. It ensures that a majority of directors at any given time will have prior experience with and in-depth knowledge of Openwave. Directors who have experience with Openwave and are familiar with its policies, strategies and businesses are a valuable resource and are better positioned to make decisions that are in the best interests of Openwave and its stockholders.

Protection from Unfair and Hostile Tactics

The classified Board also serves to protect Openwave against unfair treatment of it’s stockholders in takeover situations, by making it more difficult and time-consuming to take control of the Board of Directors. By preventing third parties from replacing a majority of the Board at any given time, and thus eliminating the threat of abrupt removal, the Board can evaluate takeover proposals with the diligence required, appropriately consider alternatives and negotiate effectively, all in the best interests of the stockholders.

Accountability to Openwave Stockholders

The Board of Directors believes that its interests and those of management are specifically aligned with stockholders’ interests, through the fiduciary duty owed by Board members and management to act in stockholders’ best interests. In addition, directors and executives are compensated partially in the form of Openwave Common Stock in order to align their financial interests with those of stockholders. The Board also strives to be responsive to input from stockholders through the annual stockholders meeting, and through Openwave’s Investor Relations Department.

The Board does not believe that declassification of the Board is necessary to achieve the goals of accountability to stockholders and alignment with their interests. The Board also believes that it is important to retain the classified Board structure for the same reasons that it was originally approved by the stockholders, namely to preserve the continuity and experience of Board members and to allow Openwave a level of protection against unfair treatment in takeover situations.

The Board of Directors recommends a vote AGAINST this proposal for the reasons set forth above.

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee is currently comprised of three outside Directors, all of whom are independent under Rule 10A-3 of the Exchange Act and Rule 4200(a)(15) of the NASDAQ listing standards. In October 2003, the Audit Committee adopted a revised charter, which sets forth the Audit Committee’s duties, responsibilities and authority. The Audit Committee Charter is posted on the Company’s Investor Relations website at www.openwave.com under the Corporate Governance section.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended June 30, 2007 and the audit of the effectiveness of the Company’s internal control over financial reporting with management and with the Company’s independent auditors, KPMG LLP. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statements on Auditing Standards (“SAS”) No. 114 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by professional standards and other regulatory requirements, and has discussed with KPMG LLP, such firm’s independence. The Audit Committee has considered the compatibility of the provision of certain non-audit services with maintaining the auditor’s independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2008 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 for filing with the SEC.

Audit Committee

Patrick Jones (Chair)

Kenneth D. Denman

Robin A. Abrams

Charles E. Levine

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” specifically are not incorporated by reference into any other filings with the SEC.

This proxy statement is sent to you as part of the proxy materials for the 2008 Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our common stock.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2008 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

By Order of the Board of Directors

Bruce T. Coleman

Interim Chief Executive Officer

October 24, 2008

In some cases, only one Annual Report or Proxy Statement is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended June 30, 2008 or Proxy Statement, to each stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Corporate Secretary, Openwave Systems Inc., 2100 Seaport Boulevard, Redwood City, California 94063, or by telephone at (650) 480-8000. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the Annual Report or Proxy Statement and who would rather receive a single copy of these materials in the future may instruct the Company by directing their request in the same manner.

OPENWAVE SYSTEMS INC. C/O COMPUTERSHARE 1745 GARDENA AVENUE GLENDALE, CA 91204

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

OPENW1

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

OPENWAVE SYSTEMS INC. For Withhold For All To withhold authority to vote for any individual

Vote On Directors

All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. ELECTION OF DIRECTORS ☐ ☐ ☐

Nominees:

01) Robin A. Abrams

02) Kenneth D. Denman

Vote On Proposals For Against Abstain

2. AMENDMENT OF THE 2006 STOCK INCENTIVE PLAN. ☐ ☐ ☐

3. RATIFY SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2009. ☐ ☐ ☐

4. STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS. ☐ ☐ ☐

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ ☐

Yes No

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

OPENWAVE SYSTEMS INC.

FOR THE 2008 ANNUAL MEETING OF THE STOCKHOLDERS

DECEMBER 4, 2008

The undersigned stockholder of Openwave Systems Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 24, 2008, and the 2008 Annual Report to Stockholders and hereby appoints Karen J. Willem and Elizabeth K. Rushforth and each of them individually, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of Openwave Systems Inc. to be held on December 4, 2008 at 11:00 a.m. PST, at Openwave Systems Inc.’s principal executive office located at 2100 Seaport Boulevard, Redwood City, California 94063 U.S.A., and at any adjournment thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINATED DIRECTORS, FOR THE AMENDMENT OF THE 2006 STOCK INCENTIVE PLAN, FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS, AGAINST THE STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)